FIRST FORTIS MASTERS+ VARIABLE ANNUITY

Flexible Premium Deferred

Combination Variable and Fixed Annuity Contracts

PROSPECTUS DATED
May 1, 1998

[FORTIS LOGO]

FIRST FORTIS LIFE INSURANCE COMPANY
MAILING ADDRESS:     STREET ADDRESS:                PHONE: 1-800-745-8248
P.O. BOX 3249        220 SALINA MEADOWS PARKWAY
SYRACUSE             SUITE 255
NEW YORK 13220       SYRACUSE
                     NEW YORK 13212

This Prospectus describes flexible premium deferred combination variable and fixed annuity contracts (a "Contract") issued by First Fortis Life Insurance Company ("First Fortis"). The minimum initial purchase payment is generally $5,000 and is $1,000 for each subsequent purchase payment.

A Contract allows you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through First Fortis' Fixed Account or a variable return accumulation option through Separate Account A (the "Variable Account") of First Fortis, or a combination of these two options. Under the variable rate accumulation option, you can choose among one or more of the following investment portfolios of Fortis Series Fund, Inc. (the "Portfolios"):

Money Market Series                       S&P 500 Index Series
U.S. Government Securities Series         Blue Chip Stock Series
Diversified Income Series                 International Stock Series
Global Bond Series                        Mid Cap Stock Series
High Yield Series                         Small Cap Value Series
Global Asset Allocation Series            Global Growth Series
Asset Allocation Series                   Large Cap Growth Series
Value Series                              Growth Stock Series
Growth & Income Series                    Aggressive Growth Series

The accompanying Prospectuses for the Portfolios describe the investment objectives, policies and risks of each of the Portfolios. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

The Contract provides several different types of retirement and death benefits, including fixed and variable annuity income options. Within limits, you may make partial surrenders of the Contract Value or may totally surrender the Contract for its Cash Surrender Value.

You have the right to examine a Contract for ten days from the time you receive the Contract and return it for a refund of the full Contract Value.

This Prospectus gives prospective investors information about the Contracts that they should know before investing. This Prospectus must be accompanied by a current Prospectus of the Portfolios. All of the Prospectuses should be read carefully and kept for future reference.

A Statement of Additional Information, dated May 1, 1998, about certain aspects of the Contracts has been filed with the Securities and Exchange Commission and is available without charge, from First Fortis at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 21 of this Prospectus.

THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; AND INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

97104 (Ed. 5/98)

TABLE OF CONTENTS

                                                                            PAGE
Special Terms Used in this Prospectus...................................       3
Information Concerning Fees and Charges.................................       4
Summary of Contract Features............................................       6
First Fortis Life Insurance Company.....................................       7
The Variable Account....................................................       7
The Portfolios..........................................................       8
The Fixed Account.......................................................       8
    - Guaranteed Interest Rates/Guarantee Periods.......................       8
    - Market Value Adjustment...........................................       8
    - Investments by First Fortis.......................................       9
Accumulation Period.....................................................       9
    - Issuance of a Contract and Purchase Payments......................       9
    - Contract Value....................................................      10
    - Allocation of Purchase Payments and Contract Value................      10
    - Total and Partial Surrenders......................................      11
    - Benefit Payable on Death of Contract Owner (or Annuitant).........      11
The Annuity Period......................................................      12
    - Annuity Commencement Date.........................................      12
    - Commencement of Annuity Payments..................................      13
    - Relationship Between Subaccount Investment Performance and Amount
      of Variable Annuity Payments......................................      13
    - Annuity Forms.....................................................      13
    - Death of Annuitant or Other Payee.................................      14
Charges and Deductions..................................................      14
    - Premium Taxes.....................................................      14
    - Charges Against the Variable Account..............................      14
    - Tax Charge........................................................      14
    - Surrender Charge..................................................      14
    - Miscellaneous.....................................................      15
    - Reduction of Charges..............................................      15
General Provisions......................................................      15
    - The Contracts.....................................................      15
    - Postponement of Payment...........................................      15
    - Misstatement of Age or Sex and Other Errors.......................      15
    - Assignment........................................................      15
    - Beneficiary.......................................................      15
    - Reports...........................................................      15
Rights Reserved By First Fortis.........................................      15
Distribution............................................................      15
Federal Tax Matters.....................................................      16
Further Information about First Fortis..................................      18
    - General...........................................................      18
    - Selected Financial Data...........................................      18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................      18
Directors and Executive Officers........................................      19
    - Executive Compensation............................................      20
    - Ownership of Securities...........................................      21
Voting Privileges.......................................................      21
Legal Matters...........................................................      21
Other Information.......................................................      21
Contents of Statement of Additional Information.........................      21
First Fortis Financial Statements.......................................     F-1
Appendix A--Sample Market Value Adjustment Calculations.................     A-1
Appendix B--Sample Death Benefit Calculations...........................     B-1
Appendix C--Explanation of Expense Calculations.........................     C-1

THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FIRST FORTIS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FIRST FORTIS.

SPECIAL TERMS USED IN THIS PROSPECTUS

ACCUMULATION PERIOD             The time period under a Contract between the
                                Contract Issue Date and the Annuity Commencement
                                Date.
ACCUMULATION UNIT               A unit of measure used to calculate a Contract
                                Owner's interest in the Variable Account during
                                the Accumulation Period.
ANNUITANT                       A person during whose life annuity payments are
                                to be made by First Fortis under the Contract.
                                The Annuitant is the person named in the
                                application for the Certificate. If such person
                                dies before the Annuity Commencement Date and
                                there is an additional annuitant named in the
                                application, the additional annuitant shall
                                become the Annuitant. If there is no named
                                additional annuitant, or the additional
                                annuitant has predeceased the annuitant who is
                                named in the application, the Participant, if he
                                or she is a natural person, shall become the
                                Annuitant.
ANNUITY COMMENCEMENT DATE       The date on which the Annuity Period commences.
ANNUITY PERIOD                  The time period following the Accumulation
                                Period, during which annuity payments are made
                                by First Fortis.
ANNUITY UNIT                    A unit of measurement used to calculate variable
                                annuity payments.
BENEFICIARY                     The person entitled to receive benefits under
                                the terms of the Contract.
CASH SURRENDER VALUE            The amount payable to the Contract Owner on
                                surrender of the Contract after all applicable
                                adjustments and deduction of all applicable
                                charges.
CONTRACT ISSUE DATE             The date on which the Contract becomes effective
                                as shown on the Contract Data Page.
CONTRACT OWNER                  The person or company named in the application
                                for a Contract, who is entitled to exercise all
                                rights and privileges of ownership under the
                                Contract during the Accumulation Period.
CONTRACT VALUE                  The sum of the Fixed Account Value and the
                                Variable Account Value.
FIXED ACCOUNT                   The name of the alternative under which purchase
                                payments are allocated to First Fortis' General
                                Account.
FIXED ACCOUNT VALUE             The amount of your Contract Value which is in
                                the Fixed Account.
FIXED ANNUITY OPTION            An annuity option under which First Fortis
                                promises to pay the Annuitant or any other payee
                                that you designate one or more fixed payments.
GENERAL ACCOUNT                 All assets of First Fortis other than those in
                                the Variable Account, and other than those in
                                any other legally segregated separate account
                                established by First Fortis.
GUARANTEED INTEREST RATE        The rate of interest we credit during any
                                Guarantee Period, on an effective annual basis.
GUARANTEE PERIOD                The period for which a Guaranteed Interest Rate
                                is credited.
HOME OFFICE                     Our office at 220 Salina Meadows Parkway,
                                Syracuse, New York 13220; 1-800-745-8248;
                                Mailing address: P.O. Box 3249, Syracuse NY
                                13220.
MARKET VALUE ADJUSTMENT         Positive or negative adjustment in Fixed Account
                                Value that we make if such value is paid out
                                more than fifteen days before or after the end
                                of a Guarantee Period in which it was being
                                held.
NET PURCHASE PAYMENT            The gross amount of a purchase payment less any
                                applicable premium taxes or similar governmental
                                assessments.
NON-QUALIFIED CONTRACTS         Contracts that do not qualify for the special
                                federal income tax treatment applicable in
                                connection with certain retirement plans.
PORTFOLIO                       Each separate investment portfolio available for
                                investment by the Variable Account.
QUALIFIED CONTRACTS             Contracts that are qualified for the special
                                federal income tax treatment applicable in
                                connection with certain retirement plans.
SUBACCOUNTS                     The several Subaccounts of the Variable Account,
                                each of which invests its assets in a different
                                Portfolio.
VALUATION DATE                  All business days except, with respect to any
                                Subaccount, days on which the related Portfolio
                                does not value its shares. Generally, the
                                Portfolios value their shares on each day the
                                New York Stock Exchange is open.
VALUATION PERIOD                The period that starts at the close of regular
                                trading on the New York Stock Exchange on a
                                Valuation Date and ends at the close of regular
                                trading on the exchange on the next succeeding
                                Valuation Date.
VARIABLE ACCOUNT                The segregated asset account referred to as
                                Separate Account A of First Fortis Life
                                Insurance Company established to receive and
                                invest purchase payments under Contracts.
VARIABLE ACCOUNT VALUE          The amount of your Contract Value in the
                                Subaccounts of the Variable Account.
VARIABLE ANNUITY OPTION         An annuity option under which First Fortis
                                promises to pay the Annuitant or any other payee
                                chosen by you one or more payments which vary in
                                amount in accordance with the net investment
                                experience of the Subaccounts selected by the
                                Annuitant.
WRITTEN REQUEST                 A written, signed and dated request, in form and
                                substance satisfactory to First Fortis and
                                received at our Home Office.

INFORMATION CONCERNING FEES AND CHARGES

CONTRACT OWNER TRANSACTION CHARGES

Front-End Sales Charge Imposed on Purchases.................       0%
Maximum Surrender Charge for Sales Expenses.................       7%(1)

                                     SURRENDER CHARGE AS A
    NUMBER OF YEARS SINCE           PERCENTAGE OF PURCHASE
PURCHASE PAYMENT WAS CREDITED               PAYMENT
------------------------------      -----------------------
                   Less than 2                 7%
    At least 2 but less than 4                 6%
    At least 4 but less than 5                 5%
    At least 5 but less than 6                 3%
    At least 6 but less than 7                 1%
                     7 or more                 0%

       Other Surrender Fees.................................       0%
       Exchange Fee.........................................       0%

ANNUAL CONTRACT ADMINISTRATION CHARGE.......................  $    0

VARIABLE ACCOUNT ANNUAL EXPENSES
 (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)

       Mortality and Expense Risk Charge....................     1.25%
       Variable Account Administrative Charge...............      .10%
                                                                  ---
         Total Variable Account Annual Expenses.............     1.35%

------------------------
(1) This charge does not apply in certain cases such as partial surrenders each year of up to 10% of "new purchase payments" as defined under the heading "surrender charge," or payment of a death benefit.

MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT

Surrenders and other withdrawals from the Fixed Account more than fifteen days from the end of a Guarantee Period other than the one year Guarantee Period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the Fixed Account Value. It is computed pursuant to a formula that is described in more detail under "Market Value Adjustment."

PORTFOLIO ANNUAL EXPENSES (a)

                                                               MONEY    U.S. GOVERNMENT   DIVERSIFIED    GLOBAL     HIGH
                                                              MARKET      SECURITIES         INCOME       BOND      YIELD
                                                              SERIES        SERIES           SERIES      SERIES    SERIES
                                                              -------   ---------------   ------------   -------   -------
Investment Advisory and Management Fee......................
Other Expenses..............................................
Total Series Fund Operating Expenses........................

                                                                GLOBAL
                                                                 ASSET         ASSET                GROWTH &
                                                              ALLOCATION    ALLOCATION     VALUE     INCOME
                                                                SERIES        SERIES      SERIES     SERIES
                                                              -----------   -----------   -------   --------
Investment Advisory and Management Fee......................
Other Expenses..............................................
Total Series Fund Operating Expenses........................

                                                        S&P 500    BLUE CHIP                     MID CAP    SMALL CAP    GLOBAL
                                                         INDEX       STOCK      INTERNATIONAL     STOCK       VALUE      GROWTH
                                                         SERIES      SERIES      STOCK SERIES     SERIES      SERIES     SERIES
                                                        --------   ----------   --------------   --------   ----------   -------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

                                                        LARGE CAP    GROWTH
                                                          GROWTH      STOCK     AGGRESSIVE
                                                          SERIES     SERIES    GROWTH SERIES
                                                        ----------   -------   -------------
Investment Advisory and Management Fee................
Other Expenses........................................
Total Series Fund Operating Expenses..................

------------------------------
(a) As a percentage of Portfolio average net assets based on 1997 historical data except that for Small Cap Value Series, Mid Cap Stock Series and Large Cap Growth Series these amounts are based upon estimates for their current fiscal year.

EXAMPLES*

If you SURRENDER your Contract in full at the end of any of the time periods shown below, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                    ------   -------   -------   --------
Money Market Series...............................
U.S. Government Securities Series.................
Diversified Income Series.........................
Global Bond Series................................
High Yield Series.................................
Global Asset Allocation Series....................
Asset Allocation Series...........................
Value Series......................................
Growth & Income Series............................
S&P 500 Index Series..............................
Blue Chip Stock Series............................
International Stock Series........................
Mid Cap Stock Series..............................
Small Cap Value Series............................
Global Growth Series..............................
Large Cap Growth Series...........................
Growth Stock Series...............................
Aggressive Growth Series..........................

If you COMMENCE AN ANNUITY PAYMENT OPTION, or do NOT surrender your Contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:       1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                    ------   -------   -------   --------
Money Market Series...............................
U.S. Government Securities Series.................
Diversified Income Series.........................
Global Bond Series................................
High Yield Series.................................
Global Asset Allocation Series....................
Asset Allocation Series...........................
Value Series......................................
Growth & Income Series............................
S&P 500 Index Series..............................
Blue Chip Stock Series............................
International Stock Series........................
Mid Cap Stock Series..............................
Small Cap Value Series............................
Global Growth Series..............................
Large Cap Growth Series...........................
Growth Stock Series...............................
Aggressive Growth Series..........................

------------------------

    * Does not include the effect of any Market Value Adjustment.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

                            ------------------------

The foregoing tables and examples are included to assist you in understanding the transaction and operating expenses imposed directly or indirectly under the Contracts and the Portfolios. Amounts for state premium taxes or similar assessments will also be deducted, where applicable.

See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CONTRACT FEATURES

The following summary should be read in conjunction with the detailed information in this Prospectus.

The Contracts are designed to provide individuals with retirement benefits through the accumulation of Net Purchase Payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

"We," "our," and "us" mean First Fortis Life Insurance Company. "You" and "your" mean a reader of this Prospectus who is contemplating making purchase payments or taking any other action in connection with a Contract.

PURCHASE PAYMENTS

The initial purchase payment under a Contract must be at least $5,000 ($2,000 for a Contract pursuant to a qualified contract). Additional purchase payments under a Contract must be at least $1,000 ($50 for a Contract pursuant to a qualified contract). See "Issuance of a Contract and Purchase Payments."

On the Contract Issue Date, the initial purchase payment is allocated, as specified by the Contract Owner in the Contract application, among one or more of the Subaccounts of the Variable Account, or to one or more of the Guarantee Periods in the Fixed Account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that the Contract Owner may subsequently request In Writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS

Each of the Subaccounts of the Variable Account invests in shares of a corresponding Portfolio. Contract Value in each of the Subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding Portfolios, as well as deductions for certain charges.

Each Portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc or a subadviser of Fortis Advisers, Inc. A full description of the Portfolios and their investment objectives, policies, risks and expenses can be found in the current Prospectus for the Portfolios, which accompanies this Prospectus, and the Portfolios Statement of Additional Information which is available upon request.

FIXED ACCOUNT INVESTMENT OPTIONS

Any amount allocated by the Contract Owner to the Fixed Account earns a Guaranteed Interest Rate. The level of the Guaranteed Interest Rate depends on the length of the Guarantee Period selected by the Contract Owner. We currently make available ten different Guarantee Periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of the applicable Guarantee Period other than the one year Guarantee Period, a Market Value Adjustment will be applied to increase or decrease the amount of Fixed Account Value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you. There is no Market Value Adjustment for transfers or surrenders from the one-year Guarantee Period of the Fixed Account.

For a more complete discussion of the Fixed Account investment options and the Market Value Adjustment, see "The Fixed Account."

TRANSFERS

During the Accumulation Period, you can transfer all or part of your Contract Value from one Subaccount to another or into the Fixed Account and, subject to any Market Value Adjustment, from one Guarantee Period to another or into a Subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a Subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Contract Value--Transfers."

TOTAL OR PARTIAL SURRENDERS

Subject to certain conditions, all or part of the Contract Value may be surrendered by the Contract Owner before the earlier of (1) if the participant is a non-natural person, the Annuitant's death, or (2) the Annuity Commencement Date. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the Fixed Account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," "Surrender Charge" and "Market Value Adjustment." Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters."

ANNUITY PAYMENTS

The Contract provides several types of annuity benefits to Contract Owners or other persons they properly designate to receive such payments, including Fixed and Variable Annuity Options. The Contract Owner has considerable flexibility in choosing the Annuity Commencement Date. However, the tax implications of an Annuity Commencement Date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity Forms" and "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT

In the event of the death of the Contract Owner, or the Annuitant if the Contract Owner is a non-natural person, prior to the Annuity Commencement Date, a death benefit is payable. See "Benefit Payable on Death of Annuitant or Contract Owner."

RIGHT TO EXAMINE THE CONTRACT

The Contract Owner can cancel a Contract by delivering or mailing it, together with a Written Request, to First Fortis' Home Office or to the sales representative through whom it was purchased, before the close of business on the tenth day after receipt of the Contract. If these items are sent by mail, properly addressed and postage prepaid, they will be deemed to be received by First Fortis on the date postmarked. First Fortis will pay you the then current Contract Value.

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS

Certain rights you would otherwise have under a Contract may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a Contract is issued.

The record owner of Contracts may be an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that a Contract Owner otherwise would have under a Contract may be reserved instead by the employer.

TAX IMPLICATIONS

The tax implications for Contract Owners or any other persons who may receive payments under a Contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a Contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the Contract should be directed to your sales representative, or First Fortis' Home Office: P.O. Box 3249, Syracuse, NY 13220; 1-800-745-8248. Purchase payments and Written Requests should be mailed or delivered to the same Home Office address. All communications should include the Contract number, the Contract Owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-745-8248.

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at First Fortis' Home Office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION

The information presented below reflects the Accumulation Unit Information for subaccounts of the Variable Account through December 31, 1997. Accumulation Units have been rounded to the nearest whole unit.

                                                U.S. GOV'T    DIVERSIFIED                                  GLOBAL ASSET
                                MONEY MARKET    SECURITIES       INCOME      GLOBAL BOND     HIGH YIELD     ALLOCATION
                                ------------   ------------   ------------   ------------   ------------   -------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Value.......
DECEMBER 31, 1996
Accumulation Units in Force...        31,800            427         20,649          1,347          9,846           7,591
Accumulation Unit Value.......         1.418         15.935          1.801         11.961         11.928          12.884
MAY 1, 1996*
Accumulation Unit Value.......       $10.000        $10.000        $10.000        $10.000        $10.000         $10.000

                                   ASSET                        GROWTH &         S&P            BLUE       INTERNATIONAL
                                 ALLOCATION       VALUE          INCOME          500            CHIP          STOCK
                                ------------   ------------   ------------   ------------   ------------   ------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Value.......
DECEMBER 31, 1996
Accumulation Units in Force...        63,004         15,690         14,412          5,144          9,457        10,999
Accumulation Unit Value.......         2.368         11.048         15.468         11.326         11.520        12.690
MAY 1, 1996*
Accumulation Unit Value.......       $10.000        $10.000        $10.000        $10.000        $10.000       $10.000

                                   GLOBAL                      AGGRESSIVE
                                   GROWTH      GROWTH STOCK      GROWTH
                                ------------   -------------  ------------
DECEMBER 31, 1997
Accumulation Units in Force...
Accumulation Unit Value.......
DECEMBER 31, 1996
Accumulation Units in Force...         6,899          70,686       14,449
Accumulation Unit Value.......        18.510           2.971       13.232
MAY 1, 1996*
Accumulation Unit Value.......       $10.000         $10.000      $10.000

----------------------------------------
* Accumulation Unit Value at date of initial registration effectiveness.

Audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the Subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the Subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total return" is the total change in value of an investment in the Subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning First Fortis is included in this Prospectus under "Further Information About First Fortis" and "First Fortis Financial Statements."

FIRST FORTIS LIFE INSURANCE COMPANY

First Fortis Life Insurance Company, the issuer of the Contracts, was founded in 1971. At the end of 1997, First Fortis had approximately $xx billion of total life insurance in force. First Fortis is a New York corporation and is qualified to sell life insurance and annuity contracts in New York. First Fortis is a wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis AMEV and 50% by Fortis AG. Fortis, Inc. manages the United States operations for these two companies.

First Fortis is affiliated with the Fortis Financial Group, a joint effort by Fortis Benefits Insurance Company, Fortis Advisers, Inc., Fortis Investors, Inc., and Time Insurance Company, offering financial products through the management, marketing and servicing of mutual funds, annuities, life insurance and disability income products.

Fortis AMEV is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis AG is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis AMEV and Fortis AG have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies has assets in excess of $xxx billion.

All of the guarantees and commitments under the Contracts are general obligations of First Fortis, regardless of whether the Contract Value has been allocated to the Separate Account or to the Fixed Account. None of First Fortis' affiliated companies has any legal obligation to back First Fortis' obligations under the Contracts.

THE VARIABLE ACCOUNT

The Variable Account, which is a segregated investment account of First Fortis, was established as Variable Account A by First Fortis pursuant to the insurance laws of New York as of October 1, 1993. Although the Variable Account is an integral part of First Fortis, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under Contracts and other variable annuity contracts issued by First Fortis will not be chargeable with liabilities arising out of any other business of First Fortis.

There are currently fifteen Subaccounts in the Variable Account. The assets in each Subaccount are invested exclusively in one of the Portfolios listed on the first page of the prospectus, each of which represents a separate investment Portfolio. Income and both realized and unrealized gains or losses from the assets of each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to income, gains or losses from any other Subaccount of the Variable Account or arising out of any other business we may conduct. New Subaccounts may be added as new Portfolios are added and made available. Correspondingly, if any Portfolios are eliminated, Subaccounts may be eliminated from the Variable Account.

THE PORTFOLIOS

Contract holders may choose from among a number of different Portfolios, each of which is a mutual fund available for purchase only as a funding vehicle for benefits under variable life insurance and variable annuities issued by Fortis Benefits and other life insurance companies. Each Portfolio corresponds to one of the Subaccounts of the Variable Account. The assets of each Portfolio are separate from the others and each Portfolio operates as a separate investment portfolio whose performance has no effect on the investment performance of any other Portfolio. More detailed information for each Portfolio offered, such as its investment policies and restrictions, charges, risks attendant to investing in it, and other aspects of its operations, may be found in the current prospectus for each Portfolio. Such a prospectus for the Portfolios being considered must accompany this Prospectus and should be read in conjunction with it. A copy of each prospectus may be obtained without charge from Fortis Benefits by calling 1-800-800-2000, ext. 3057, or writing P.O. Box 64272, St. Paul, Minnesota 55164.

Fortis Benefits purchases and redeems Portfolios' shares for the Variable Account at their net asset value without the imposition of any sales or redemption charges. Any dividend or capital gain distributions attributable to Contracts are automatically reinvested in shares of the Portfolio from which they are received at the Portfolio's net asset value on the date paid. Such dividends and distributions will have the effect of reducing the new asset value of each share of the corresponding Portfolio and increasing, by an equivalent value, the number of shares outstanding of the Portfolio. However, the value of your interest in the corresponding Subaccount will not change as a result of any such dividends and distributions.

As indicated, Portfolios may also be available to registered separate accounts offering variable annuity and variable life products of other participating insurance companies, as well as to the Variable Account and other separate accounts of Fortis Benefits. Although Fortis Benefits does not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the Variable Account and one or more of the other separate accounts participating in the Portfolios. A conflict may occur due to a change in law affecting the operations of variable life and variable annuity separate accounts, differences in the voting instructions of the Participants and those of other companies, or some other reason. In the event of conflict, Fortis Benefits will take any steps necessary to protect the Participants and variable annuity payees.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS

Any amount allocated by the Contract Owner to the Fixed Account earns a Guaranteed Interest Rate commencing with the date of such allocation. This Guaranteed Interest Rate continues for a number of years (not to exceed ten) selected by the Contract Owner. At the end of this Guarantee Period, the Contract Owner's Contract Value in that Guarantee Period, including interest accrued thereon, will be allocated to a new Guarantee Period of the same length unless First Fortis has received a Written Request from the Contract Owner to allocate this amount to a different Guarantee Period or periods or to one or more of the Subaccounts. We must receive this Written Request at least three business days prior to the end of the Guarantee Period. The first day of the new Guarantee Period (or other reallocation) will be the day after the end of the prior Guarantee Period. We will notify the Contract Owner at least 45 days and not more than 60 days prior to the end of any Guarantee Period.

We currently make available ten different Guarantee Periods, ranging from one to ten years. Each Guarantee Period has its own Guaranteed Interest Rate, which may differ from those for other Guarantee Periods. From time to time we will, at our discretion, change the Guaranteed Interest Rate for future Guarantee Periods of various lengths. These changes will not affect the Guaranteed Interest Rates being paid on Guarantee Periods that have already commenced. Each allocation or transfer of an amount to a Guarantee Period commences the running of a new Guarantee Period with respect to that amount, which will earn a Guaranteed Interest Rate that will continue unchanged until the end of that period. The Guaranteed Interest Rate will never be less than an effective annual rate of 3%.

First Fortis declares the Guaranteed Interest Rates from time to time as market conditions dictate. First Fortis advises a Contract Owner of the Guaranteed Interest Rate for a chosen Guarantee Period at the time a purchase payment is received, a transfer is effectuated or a Guarantee Period is renewed.

First Fortis has no specific formula for establishing the Guaranteed Interest Rates for the Guarantee Periods. The rate may be influenced by, but not necessarily correspond to, interest rates generally available on the types of investments acquired with amounts allocated to the Guarantee Period. See "Investments by First Fortis." First Fortis in determining Guaranteed Interest Rates, may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales and administrative expenses borne by First Fortis, risks assumed by First Fortis, First Fortis' profitability objectives, and general economic trends.

FIRST FORTIS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES TO BE DECLARED. FIRST FORTIS CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 3%.

Information concerning the Guaranteed Interest Rates applicable to the various Guarantee Periods at any time may be obtained from our Home Office or from your sales representative.

MARKET VALUE ADJUSTMENT

Except as described below, if any Fixed Account Value is surrendered, transferred or otherwise paid out before the end of the Guarantee Period in which it is being held, a Market Value Adjustment will be applied. This generally includes amounts applied to an annuity option and amounts paid as a single sum in lieu of an annuity. However, NO Market Value Adjustment will be applied to amounts that are paid out during the period beginning fifteen days before and ending fifteen days after the end of a Guarantee Period in which it was being held or to amounts paid out as a death benefit. Additionally, no Market Value Adjustment will be applied to amounts that are withdrawn from a Guarantee Period and paid out to the Contract Owner, or transferred to the Variable Account, on an automatic periodic basis under a formal First Fortis program for the withdrawal or transfer of the earnings of the Fixed Account. (There may be conditions and limitations imposed by First Fortis associated with such a program. See your First Fortis representative for the availability of any such program, and the conditions and limitations of such a program, in your state.) Also, no Market Value Adjustment will be applied to amounts that are paid out as a death benefit pursuant to the Contract or to amounts withdrawn or transferred from the one-year Guarantee Period.

The Market Value Adjustment may increase or decrease the amount of Fixed Account Value being withdrawn or transferred. The comparison of two Guaranteed Interest Rates determines whether the Market Value Adjustment produces an increase or a decrease. The first rate to compare is the Guaranteed Interest Rate for the amount being transferred or withdrawn. The second rate is the Guaranteed Interest Rate then being offered for new Guarantee Periods of the same duration as that remaining in the Guarantee Period from which the funds are being withdrawn or transferred. If the first rate exceeds the second by more than 1/4%, the Market Value Adjustment produces an increase. If the first rate does not exceed the second by at least 1/4%, the Market Value Adjustment produces a decrease. Sample calculations are shown in Appendix A.

The Market Value Adjustment will be determined by multiplying the amount being withdrawn or transferred from the Guarantee Period (after deduction of any applicable surrender charge) by the following factor:

         1 + I           n / 12
      -----------               - 1
 (   1 + J + .0025   )

where,

    - I is the Guaranteed Interest Rate being credited to the amount being withdrawn from the existing Guarantee Period,

    - J is the Guaranteed Interest Rate then being offered for new Guarantee Periods with durations equal to the number of years remaining in the existing Guarantee Period (rounded up to the next higher number of years), and

    - N is the number of months remaining in the existing Guarantee Period (rounded up to the next higher number of months).

In the event that First Fortis discontinues offering a Guaranteed Interest Rate for a Guarantee Period, I and J will not be determined as described above. Instead they will be determined by use of the bond equivalent yield on the applicable U.S. Treasury Bill or Note ("the yield") as determined on either the 1st or the 15th of the applicable month as follows:

    - I will be equal to "the yield" at the beginning of the Guarantee Period and assuming a maturity equal to the length of the Guarantee Period at that time.

    - J will be equal to "the yield" at the time the Market Value Adjustment is being calculated and assuming a maturity equal to the length of the Guarantee Period remaining at that time.

INVESTMENTS BY FIRST FORTIS

Our obligations with respect to the Fixed Account are legal obligations of First Fortis and are supported by our General Account assets, which also support obligations incurred by us under other insurance and annuity contracts. Investments purchased with amounts allocated to the Fixed Account are the property of First Fortis, and Contract Owners have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our General Account and in the Fixed Account, and neither of such accounts is subject to registration under the Investment Company Act of 1940.

Amounts in the First Fortis General Account and the Fixed Account will be invested in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the General Account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments. See "First Fortis Financial Statements" for information on First Fortis' investments. Investment management for amounts in the General Account and in the Fixed Account is provided to First Fortis by Fortis Advisers, Inc.

First Fortis intends to consider the return available on the instruments in which it intends to invest amounts allocated to the Fixed Account when it establishes Guaranteed Interest Rates. Such return is only one of many factors considered in establishing the Guaranteed Interest Rates. See "Guaranteed Interest Rates/Guarantee Periods."

First Fortis expects that amounts allocated to the Fixed Account generally will be invested in debt instruments that approximately match First Fortis' liabilities with regard to the Guarantee Periods. First Fortis expects that these will include primarily the following types of debt instruments: (1) securities issued by the United States Government or its agencies or instrumentalities, which securities may or may not be guaranteed by the United States Government; (2) debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB), or any other nationally recognized rating service; (3) other debt instruments including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations although not rated by Moody's or Standard & Poor's, are deemed by First Fortis to have an investment quality comparable to securities which may be purchased as stated above; and (4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate. Notwithstanding the foregoing, First Fortis is not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws and regulations. See "Regulation and Reserves."

ACCUMULATION PERIOD

ISSUANCE OF A CONTRACT AND PURCHASE PAYMENTS

First Fortis reserves the right to reject any application for a Contract for any reason. If the application can be accepted in the form received, the initial purchase payment will be credited within two Valuation Dates after the later of receipt of the application or receipt of the initial purchase payment at First Fortis' Home Office. If the initial purchase payment cannot be credited within five Valuation Dates after receipt because the application or other issuing requirements are incomplete, the initial purchase payment will be returned unless the applicant consents to our retaining the initial purchase payment and crediting it as of the end of the Valuation Period in which the necessary requirements are fulfilled. Despite the consent of the applicant, if the initial purchase payment still cannot be credited within thirty Valuation Dates after receipt because the application or issuing instructions are incomplete, the initial purchase payment will be returned to the applicant. The initial purchase payment under a Contract must be at least $5,000 ($2,000 for a Contract issued pursuant to a qualified plan).

The date that the initial purchase payment is applied to the purchase of the Contract is also the Contract Issue Date. The Contract Issue Date is the date used to determine Contract years, regardless of when the Contract is delivered. The crediting of investment experience in the Variable Account, or a fixed rate of return in the Fixed Account, begins as of the Contract Issue Date.

The Contract Owner may make additional purchase payments at any time after the Contract Issue Date and prior to the Annuity Commencement Date, as long as the Annuitant is living. Purchase payments (together with any required information identifying the proper Contracts and account to be credited with purchase payments) must be transmitted to our Home Office. Additional purchase payments are credited to the Contract and added to the Contract Value as of the end of the Valuation Period in which they are received in good order.

Each additional purchase payment under a Contract must be at least $1,000 ($50 for a Contract issued pursuant to a qualified plan). The total of all purchase payments for all First Fortis annuities having the same owner or participant, or annuitant, may not exceed $1 million (not more than $500,000 allocated to the Fixed Account) without First Fortis' prior approval, and we reserve the right to modify this limitation at any time.

Purchase payments in excess of the initial minimum may be made by monthly draft against the bank account of any Contract Owner who has completed and returned to us a special "Thrift-O-Matic" authorization form that may be obtained from your sales representative or from our Home Office. Arrangements can also be made for purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to First Fortis Life Insurance Company.

If the Contract Value is less than $1,000, we may cancel the Contract on any Valuation Date. We will notify the Contract Owner at least 90 days in advance of our intention to cancel the Contract. Upon such cancellation we will pay the Contract Owner the full Contract Value.

CONTRACT VALUE

Contract Value is the total of any Variable Account Value in all the Subaccounts of the Variable Account pursuant to the Contract, plus any Fixed Account Value in all the Guarantee Periods.

There is no guaranteed minimum Variable Account Value. To the extent Contract Value is allocated to the Variable Account, you bear the entire investment risk.

DETERMINATION OF VARIABLE ACCOUNT VALUE. A Contract's Variable Account Value is based on Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a Subaccount on any Valuation Date is equal to the previous value of that Subaccount's Accumulation Unit multiplied by that Subaccount's net investment factor (discussed directly below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a Contract's Variable Account Value in a Subaccount is equal to the number of Accumulation Units in the Subaccount times the value of one Accumulation Unit for that Subaccount.

The number of Accumulation Units in each Subaccount is equal to:

    - Accumulation Units purchased at the time that any Net Purchase Payments or transferred amounts are allocated to the Subaccount; less

    - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the Subaccount; less

    - Accumulation Units redeemed to pay charges under the Contract.

NET INVESTMENT FACTOR. If a Subaccount's net investment factor is greater than one, the Subaccount's Accumulation Unit value has increased. If the net investment factor is less than one, the Subaccount's Accumulation Unit value has decreased. The net investment factor for a Subaccount is determined by dividing
(1) the net asset value per share of the Portfolio shares held by the Subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the Portfolio shares held by the Subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this Contract, by (2) the net asset value per share of the Portfolio shares held in the Subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

DETERMINATION OF FIXED ACCOUNT VALUE. A Contract's Fixed Account Value is guaranteed by First Fortis. Therefore, First Fortis bears the investment risk with respect to amounts allocated to the Fixed Account, except to the extent that (a) First Fortis may vary the Guaranteed Interest Rate for future Guarantee Periods (subject to the 3% effective annual minimum) and (b) the Market Value Adjustment imposes investment risks on the Contract Owner.

The Contract's Fixed Account Value on any Valuation Date is the sum of its Fixed Account Values in each Guarantee Period on that date. The Fixed Account Value in a Guarantee Period is equal to the following amounts, in each case increased by accrued interest at the applicable Guaranteed Interest Rate:

    - The amount of Net Purchase Payments or transferred amounts allocated to the Guarantee Period; less

    - The amount of any transfers or surrenders out of the Guarantee Period.

ALLOCATION OF PURCHASE PAYMENTS AND CONTRACT VALUE

ALLOCATION OF PURCHASE PAYMENTS. In the application for a Contract, the Contract Owner can allocate Net Purchase Payments, or portions thereof, to the available Subaccounts of the Variable Account or to the Guarantee Periods in the Fixed Account, or a combination thereof. Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future Net Purchase Payments may be changed, without charge, at any time by sending a Written Request to First Fortis' Home Office. Changes in the allocation of future Net Purchase Payments will be effective on the date we receive the Contract Owner's Written Request.

TRANSFERS. Transfers of Contract Value from one available Subaccount to another or into the Fixed Account, or from one Guarantee Period to another or to the Subaccount, can be made by the Contract Owner in Written Request to First Fortis' Home Office, or by telephone transfer as described below. There is no charge for any transfer, although transfers from a Guarantee Period other than the one year Guarantee Period that are (1) more than 15 days before or after the expiration thereof, or (2) are not a part of a formal First Fortis program for the transfer of earnings of the Fixed Account may be subject to a Market Value Adjustment. See "Market Value Adjustment." The minimum transfer from a Subaccount or Guarantee Period is the lesser of $1,000 or all of the Contract Value in the Subaccount or Guarantee Period. Irrespective of the above we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. We will count all transfers between and among the Subaccounts of the Variable Account and the Fixed Account as one transfer, if all the transfer requests are made at the same time as part of one request. We will execute the transfers and determine all values in connection with transfers as of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment, respectively, will be added to or deducted from the transferred amount.

At the time an application for a Contract is completed, or at any subsequent time, you may complete the Telephone Transfer Authorization Form. We will honor telephone transfer instructions from any person who provides the correct identifying information. First Fortis will not be responsible for, and you will bear the risk of loss from, oral instructions, including fraudulent instructions which are reasonably believed to be genuine. We will employ reasonable procedures to confirm that telephone instructions are genuine, but if such procedures are not deemed reasonable, we may be liable for any losses due to unauthorized or fraudulent instructions. Our procedures are to verify address and social security number, tape record the telephone call, and provide written confirmation of the transaction. We may modify or terminate our telephone transfer procedures at any time. The number for telephone transfers is 1-800-745-8248.

Certain restrictions on very substantial investments in any one Subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS

TOTAL SURRENDERS. The Contract Owner may surrender all of the Cash Surrender Value at any time during the life of the Annuitant and prior to the Annuity Commencement Date by a Written Request sent to First Fortis' Home Office. We reserve the right to require that the Contract be returned to us prior to making payment, although this will not affect our determination of the amount of the Cash Surrender Value. Cash Surrender Value is the Contract Value at the end of the Valuation Period during which the Written Request for the total surrender is received by First Fortis at its Home Office, less any applicable surrender charge and after any Market Value Adjustment. See "Surrender Charge" and "Market Value Adjustment."

The written consent of all collateral assignees and irrevocable beneficiaries must be obtained prior to any total surrender. Surrenders from the Variable Account will generally be paid within seven days of the date of receipt by First Fortis' Home Office of the Written Request. Postponement of payments may occur, however, in certain circumstances. See "Postponement of Payment."

The amount paid upon total surrender of the Cash Surrender Value (taking into account any prior partial surrenders) may be more or less than the total Net Purchase Payments made. After a surrender of the Cash Surrender Value or at any time the Contract Value is zero, all rights of the Contract Owner, Annuitant, or any other person will terminate.

PARTIAL SURRENDERS. At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, the Contract Owner may surrender a portion of the Fixed Account Value and/or the Variable Account Value by sending to First Fortis' Home Office a Written Request. We will not accept a partial surrender request unless the net proceeds payable to you as a result of the request are at least $1,000. If the total Contract Value in both the Variable Account and Fixed Account would be less than $1,000 after the partial surrender, First Fortis will surrender the entire Cash Surrender Value under the Contract.

In order for a request to be processed, the Contract Owner must specify from which Subaccounts of the Variable Account or Guarantee Periods of the Fixed Account a partial surrender should be made.

We will surrender Accumulation Units from the Variable Account and/ or dollar amounts from the Fixed Account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. The amount payable to the Contract Owner will be reduced by any applicable surrender charge. Additionally, if the surrender is from a Guarantee Period other than the one year Guarantee Period, the amount payable to the Contract Owner will be reduced by any negative Market Value Adjustment, or increased by any positive Market Value Adjustment unless the surrender is (1) within 15 days before or after the expiration of a Guarantee Period, or (2) is a part of a formal First Fortis program for the withdrawal of earnings from the Fixed Account. The partial surrender will be effective at the end of the Valuation Period in which First Fortis receives the Written Request for partial surrender at its Home Office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment."

The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters." Also, under tax deferred annuity, Contracts pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

BENEFIT PAYABLE ON DEATH OF CONTRACT OWNER (OR ANNUITANT)

If the Contract Owner dies prior to the Annuity Commencement Date, a death benefit will be paid. If the Participant is a non-natural person, the death benefit will be paid upon the death of the Annuitant prior to the Annuity Commencement Date. In such case, if more than one Annuitant has been named, the death benefit payable upon the death of an Annuitant will only be paid upon the death of the last survivor of the persons so named.

The term "decedent" in the death benefit description below refers to the death of the Participant unless the Participant is a non-natural person, in which case it refers to the death of the Annuitant. Also, the death benefit description refers to the age of the Participant. If the Participant is a non-natural person, the relevant age will instead be that of the Annuitant.

Additionally, the death benefit description makes reference to "Pro Rata Adjustments." A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the Contract Value. Pro Rata Adjustments are made for amounts withdrawn for partial surrenders and any associated surrender charge (which shall be deemed to be an amount withdrawn), but not for any Contract fee-related surrenders.

The death benefit will equal the greatest of (1), (2), or (3) as follows:

(1) The Contract Value as of the date used for valuing the death benefit.

(2) The sum or all Net Purchase Payments made, reduced by Pro Rata Adjustments for each withdrawal.

    The Pro Rata Adjustment for a given withdrawal is equal to:

    (a) the withdrawn amount, divided by

    (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

    (c) the aggregate amount of all prior Net Purchase Payments less Pro Rata Adjustments for all prior withdrawals.

(3) The highest Anniversary Value of each of the Contract's anniversaries prior to the earlier of: (1) the decedent's death, or (2) the Participant's attainment of age 75.

    An Anniversary Value is equal to:

    (a) the Contract Value on the anniversary, plus

    (b) any Purchase Payments made since the anniversary, reduced by

    (c) Pro Rata Adjustments for any withdrawals made since the anniversary.

    The Pro Rata Adjustment for a given withdrawal is equal to:

    (a) the withdrawn amount, divided by

    (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

    (c) the quantity equal to:

        (i)  the Contract Value on the anniversary, plus

        (ii) Purchase Payments made since the anniversary and before the withdrawal, plus

        (iii) Pro Rata Adjustments for withdrawals made since the anniversary and before the given withdrawal.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our Home Office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment." If we do not receive a Written Request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The person entitled to the death benefit under the terms of the Contract may (a) receive a single sum payment, which terminates the Contract, or (b) select an annuity option. If the death benefit payee selects an annuity option, he or she will have all the rights and privileges of a payee under the Contract. If the death benefit payee desires an Annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters."

We accept any of the following as proof of death: a copy of a certified death certificate; a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or a written statement by a medical doctor who attended the deceased at the time of death.

If the Contract Owner dies before the Annuity Commencement Date with respect to a Non-Qualified Contract certain additional requirements are mandated by the Internal Revenue Code, which are discussed below under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts." It is imperative that Written Notice of the death of the Contract Owner be promptly transmitted to First Fortis at its Home Office, so that arrangements can be made for distribution of the entire interest in the Contract Owner in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the Contract Owner not being treated as an annuity contract for federal income tax purposes, which could have adverse tax consequences.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE

The Contract Owner may specify an Annuity Commencement Date in the application not later than the Annuitant's 90th birthday. The Annuity Commencement Date marks the beginning of the period during which an Annuitant or other payee designated by the Contract Owner receives annuity payments under the Contract. The Annuity Commencement Date must be at least two years after the Contract Issue Date.

Depending on the type of retirement arrangement involved, amounts that are distributed either too soon or too late may be subject to penalty taxes under the Internal Revenue Code. See "Federal Tax Matters." You should consider this carefully in selecting or changing an Annuity Commencement Date.

In order to advance or defer the Annuity Commencement Date, the Contract Owner must submit a Written Request. The request must be received at our Home Office at least 30 days before the then-scheduled Annuity Commencement Date. The new Annuity Commencement Date must also be at least 30 days after the Written Request is received. There is no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS

If the Contract Value at the end of the Valuation Period which contains the Annuity Commencement Date is less than $1,000, we may pay the entire Contract Value, without the imposition of any charges other than the premium tax charge, if applicable, in a single sum payment to the Annuitant or other payee chosen by the Contract Owner and cancel the Contract.

Otherwise, First Fortis will apply (1) the Fixed Account Value to provide a Fixed Annuity Option and (2) the Variable Account Value in any Subaccount to provide a Variable Annuity Option using the same Subaccount, unless the Contract Owner has notified us by Written Request to apply the Fixed Account Value and Variable Account Value in different proportions. Any such Written Request must be received by us at our Home Office at least 30 days before the Annuity Commencement Date.

Annuity payments under a Fixed or Variable Annuity Option will be made on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If more than one person is named as an Annuitant, the Contract Owner may elect to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50. There is no right to make any total or partial surrender during the Annuity Period.

The amount of each annuity payment will depend on the amount of Contract Value applied to an annuity option, the form of annuity selected and the age of the Annuitant. Information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, is set forth under "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity form selected. The dollar amount of variable annuity payments varies during the annuity period based on changes in Annuity Unit Values for the Subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS

If a Subaccount on which a variable annuity payment is based has an average effective net investment return higher than 3% per annum during the period between two such annuity payments, the Annuity Unit Value will increase, and the second payment will be higher than the first. Conversely, if the Subaccount's average effective net investment return over the period between the annuity payments is less than 4% per annum, the Annuity Unit Value will decrease, and the second payment will be lower than the first. "Net investment return," for this purpose, refers to the Subaccount's overall investment performance, net of the mortality and expense risk and administrative expense charges, which are assessed at a nominal aggregate annual rate of 1.35%. We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

TRANSFERS. During the Annuity Period, the person receiving annuity payments may make up to four transfers a year among Subaccounts. The current procedures for and conditions on these transfers are the same as described above under "Allocation of Purchase Payments and Contract Value--Transfers." Transfers from a Fixed Annuity Option are not permitted during the Annuity Period.

ANNUITY FORMS

The Contract Owner may select an annuity form or change a previous selection by Written Request, which must be received by us at least 30 days before the Annuity Commencement Date. One annuity form may be selected, although as discussed above, payments under that form may be received on a combination fixed and variable basis. If no annuity form selection is in effect on the Annuity Commencement Date, in most cases we automatically apply Option B (described below), with payments guaranteed for 10 years. If the Contract is issued under certain retirement plans, however, federal pension law may require any default payments that payments be made pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

The following options are available for fixed annuity payments and for variable annuity payments.

OPTION A, LIFE ANNUITY. Payments are made as of the first Valuation Date of each monthly period during the Annuitant's life, starting with the Annuity Commencement Date. No payments will be made after the Annuitant dies. It is possible for the payee to receive only one payment under this option, if the Annuitant dies before the second payment is due.

OPTION B, LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS TO 20
YEARS. Payments are made as of the first Valuation Date of each monthly period starting on the Annuity Commencement Date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, we will continue installments of the guaranteed payments to the Beneficiary.

OPTION C, JOINT AND FULL SURVIVOR ANNUITY. Payments are made as of the first Valuation Date of each monthly period starting with the Annuity Commencement Date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. Payments will stop when both the Annuitant and the joint Annuitant have died. It is possible for the payee or payees under this option to receive only one payment, if both Annuitants die before the second payment is due.

OPTION D, JOINT AND ONE-HALF CONTINGENT SURVIVOR ANNUITY. Payments are made as of the first Valuation Date of each monthly period starting with the Annuity Commencement Date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. If the Annuitant dies first, payments will continue to the joint Annuitant at one-half the original amount. If the joint Annuitant dies first, payments will continue to the Annuitant at the original full amount. Payments will stop when both the Annuitant and the joint Annuitant have died. It is possible for the payee or payees under this option to receive only one payment if both Annuitants die before the second payment is due.

We also have other annuity forms available and information about them can be obtained from your sales representative or by calling or writing to our Home Office.

DEATH OF ANNUITANT OR OTHER PAYEE

Under most annuity forms offered by First Fortis, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Contracts are described under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts." Though the rules there described do not apply to Contracts issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES

First Fortis will deduct a charge for state premium taxes or similar assessments from the Contract Value at the time that annuity payments begin. The charge will be deducted on a pro-rata basis from the then-current Fixed Account Value and, by redemption of Accumulation Units, the then-current Variable Account Value in each Subaccount.

Applicable premium tax rates depend upon the Contract Owner's then-current place of residence. Applicable rates are subject to change by legislation, administrative interpretations or judicial acts.

CHARGES AGAINST THE VARIABLE ACCOUNT

MORTALITY AND EXPENSE RISK CHARGE. We will assess each Subaccount of the Variable Account with a daily charge for mortality and expense risk at a nominal annual rate of 1.25% of the average daily net assets of the Variable Account (consisting of approximately .8% for mortality risk and approximately .45% for expense risk). This charge is assessed during both the Accumulation Period and the Annuity Period. We guarantee not to increase this charge for the duration of the Contract.

The mortality risk borne by First Fortis arises from its obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the Contract) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, First Fortis bears a mortality risk in that it guarantees to pay a death benefit upon the death of an Annuitant or Contract Owner prior to the Annuity Commencement Date. No surrender charge is imposed upon the payment of a death benefit, which places a further mortality risk on First Fortis.

The expense risk assumed is that actual expenses incurred in connection with issuing and administering the Contract will exceed the limits on administrative charges set in the Contract.

If the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed, the loss will be borne by First Fortis. Conversely, if the amount deducted proves more than sufficient, the excess will be profit to First Fortis.

ADMINISTRATIVE EXPENSE CHARGE. We will assess each Subaccount of the Variable Account with a daily charge at an annual rate of .10% of the average daily net assets of the Subaccount. This charge is imposed during both the Accumulation Period and the Annuity Period. This charge is to help cover administrative costs such as those incurred in issuing Contracts, establishing and maintaining the records relating to Contracts, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing Contract transactions. There is no necessary relationship between the amount of administrative charges imposed on a given Contract and the amount of expenses actually attributable to that Contract.

TAX CHARGE

We currently impose no charge for taxes payable by us in connection with the Contract, other than for premium taxes and similar assessments when applicable. We reserve the right to impose a charge for any other taxes that may become payable by us in the future in connection with the Contracts or the Separate Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described and First Fortis may receive a profit as a result of these charges.

SURRENDER CHARGE

No sales charge is collected or deducted at the time Net Purchase Payments are applied under a Contract. A surrender charge will be assessed on certain total or partial surrenders. The amounts obtained from the surrender charge will be used to partially defray expenses incurred in the sale of the Contracts, including commissions and other promotional or distribution expenses associated with the marketing of the Contracts, and costs associated with the printing and distribution of prospectuses and sales material.

FREE SURRENDERS. The following amounts can be withdrawn from the Contract without a surrender charge:

    - Any purchase payments received by us more than seven years prior to the surrender date and that have not been previously surrendered;

    - Any earnings that have not been previously surrendered;

    - In any contract year, up to 10% of the purchase payments received by us less than seven years prior to the surrender date (whether or not the purchase payments have been previously surrendered).

Earnings are deemed to be withdrawn first. After all earnings have been withdrawn, all purchase payments not subject to a surrender charge are deemed to be withdrawn prior to purchase payments which are still subject to a surrender charge.

No surrender charge is imposed on annuitization (or payment of a single sum because less than the minimum required Contract Value is available to provide an annuity at the Annuity Commencement Date). Nor is the surrender charge deducted from the payment of any benefit upon the death of an Annuitant or Contract Owner.

In addition, we have an administrative policy to waive surrender charges for full surrenders of Contracts that have been in force for at least ten years provided that the amount then subject to the surrender charge is less than 25% of the Contract Value. Since the Contracts have only been offered since 1994, no such waivers have yet been made. We reserve the right to change or terminate this practice at any time, both for new and for previously issued Contracts.

AMOUNT OF SURRENDER CHARGE. Surrender charges apply only if the amount being withdrawn exceeds the sum of the amounts listed above under Free Surrenders (that is, if the amount being withdrawn includes purchase payments made less than seven years prior to the surrender date). The surrender charges are:

       NUMBER OF YEARS           SURRENDER CHARGE
        SINCE PURCHASE          AS A PERCENTAGE OF
     PAYMENT WAS CREDITED        PURCHASE PAYMENT
------------------------------  ------------------
         Less than 2                     7%
  At least 2 but less than 4             6%
  At least 4 but less than 5             5%
  At least 5 but less than 6             3%
  At least 6 but less than 7             1%
          7 or more                      0%

We anticipate the surrender charge will not be sufficient to cover our distribution expenses. To the extent that the surrender charge is insufficient to cover the actual costs of distribution, such costs will be paid from First Fortis' General Account assets, which will include profit, if any, derived from the mortality and expense risk charge.

MISCELLANEOUS

Because the Variable Account invests in shares of the Portfolios, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the Portfolios that are described in the prospectus for the Portfolios.

REDUCTION OF CHARGES

No surrender charge will be imposed under any Contract owned by (A) First Fortis, and the following persons associated with First Fortis, if at the Contract Issue date they are: (1) officers and directors; (2) employees; or (3) spouses of any such persons or any of such persons' children.

GENERAL PROVISIONS

THE CONTRACTS

The Contract, copies of any applications, amendments, riders, or endorsements attached to the Contract and copies of any supplemental applications, amendments, endorsements, or revised Contract pages which are mailed to you are the entire Contract. Only an officer of First Fortis can agree to change or waive any provisions of a Contract. Any change or waiver must be in writing and signed by an officer of First Fortis. The Contracts are non-participating and do not share in dividends or earnings of First Fortis.

POSTPONEMENT OF PAYMENT

First Fortis may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. First Fortis may also defer payment of surrender proceeds payable out of the Fixed Account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS

If the age or sex of the Annuitant has been misstated, any amount payable will be that which the purchase payments paid would have purchased at the correct age and sex. If we have made any overpayments because of incorrect information about age or sex, or any other miscalculation, First Fortis will deduct the overpayment from the next payment or payments due. We add underpayments to the next payment. The amount of any adjustment will be credited or charged with interest at the effective annual rate of 3% per year.

ASSIGNMENT

Rights and interests under a Qualified Contract may be assigned only in certain narrow circumstances referred to in the Contract. Contract Owners and other payees may assign their rights and interests under Non-Qualified Contracts, including their ownership rights.

We take no responsibility for the validity of any assignment. A change in ownership rights must be made in writing and a copy must be sent to First Fortis' Home Office. The change will be effective on the date it was made, although we are not bound by a change until the date we record it. The rights under a Contract are subject to any assignment of record at the Home Office of First Fortis. An assignment or pledge of a Contract may have adverse tax consequences. See below under "Federal Tax Matters."

BENEFICIARY

Before the Annuity Commencement Date, the Contract Owner may name or change a beneficiary or a contingent beneficiary by sending a Written Request of the change to First Fortis. Under certain retirement programs, however, spousal consent may be required to name or change a beneficiary, and the right to name a beneficiary other than the spouse may be subject to applicable tax laws and regulations. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving the Written Request. We also need the consent of any irrevocably named person before making a requested change.

In the event of the death of a Contract Owner, or the Annuitant if the Participant is a non-natural person, prior to the Annuity Commencement date the Beneficiary will be determined as follows:

    - If upon the death of a Contract Owner there is one or more surviving Contract Owners, the surviving Contract Owner(s) will be the beneficiary (these override any other beneficiary designations).

    - If upon the death of a Contract Owner there are no surviving Contract Owners, and upon the death of the Annuitant, the Beneficiary will be the beneficiary designated by the Contract Owner. If there is no surviving beneficiary who has been designated by the Contract Owner, then the Contract Owner, or the Contract Owner's estate, will be the Beneficiary.

REPORTS

We will mail to the Contract Owner (or to the person receiving payments during the annuity period), at the last known address of record, any reports and communications required by any applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the Portfolios, but not necessarily of the Variable Account or First Fortis.

RIGHTS RESERVED BY FIRST FORTIS

First Fortis reserves the right to make certain changes if, in its judgment, they would best serve the interests of Contract Owners and Annuitants or would be appropriate in carrying out the purposes of the Contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, First Fortis will obtain your approval of the changes and approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes First Fortis may make include:

    - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

    - To transfer any assets in any Subaccount to another Subaccount, or to one or more separate accounts, or to the Fixed Account; or to add, combine or remove Subaccounts in the Variable Account.

    - To substitute, for the Portfolio shares held in any Subaccount, the shares of another Portfolio or the shares of another investment company or any other investment permitted by law.

    - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

    - To change the time or time of day at which a Valuation Date is deemed to have ended.

    - To make any other necessary technical changes in the Contract in order to conform with any action the above provisions permit First Fortis to take, including to change the way First Fortis assesses charges, but without increasing as to any then outstanding Contract the aggregate amount of the types of charges which First Fortis has guaranteed.

DISTRIBUTION

The Contracts will be sold by individuals who, in addition to being licensed by state insurance authorities to sell the Contracts of First Fortis, are also registered representatives of Fortis Investors, Inc. ("Fortis Investors"), the principal underwriter of the Contracts or registered representatives of other broker-dealer firms or representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any such other broker-dealer firms are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers and are members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay a selling allowance to its registered representatives and selling brokers in varying amounts which under normal circumstances is not expected to exceed 6.25% of purchase payments plus a servicing fee of .25% of contract value per year, starting in the first contract year. Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values which are approximately equivalent to the amounts of the selling allowances set forth above.

Additionally, registered representatives, broker-dealer firms, and exempt firms may be eligible for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the Contract upon which the commission was paid is surrendered or cancelled within certain specified time periods. In the distribution agreement, First Fortis has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws. First Fortis paid a total of $xxxxxx to Fortis Investors for annuity contract distribution services during 1997, $xxxxx of which in 1997 was not reallowed to other broker dealers or exempt firms.

First Fortis or Fortis Investors may also provide additional compensation to broker-dealers in connection with sales of Contracts. Compensation may include financial assistance to broker-dealers in connection with conferences, sales or training programs for their employees, seminars for the public, advertising, sales campaigns regarding Contracts, and other broker-dealer sponsored programs or events. Compensation may include payment for travel expenses incurred in connection with trips taken by invited sales representatives and members of their families to locations within or outside of the United States for meetings or seminars of a business nature.

See Note 9 to the Notes to First Fortis' Financial Statements as to amounts it has paid to Fortis, Inc. and Fortis Benefits Insurance Company, affiliates of First Fortis for various services.

Fortis Investors is an indirect subsidiary of Fortis AMEV and Fortis AG and is therefore under common control with First Fortis. Fortis Investors' principal business address is 500 Bielenberg Drive, Woodbury, Minnesota 55125 and its mailing address is P.O. Box 64284, St. Paul, MN 55164. Fortis Investors is not obligated to sell any specific amount of interests under the Contracts. $23,000,000 of interests in the Fixed Account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes, which in the opinion of First Fortis are currently in effect. These rules are based on laws, regulations and interpretations which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a Contract or related retirement plan.

NON-QUALIFIED CONTRACTS

Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Purchase payments made under Non-Qualified Contracts are not excludible or deductible from the gross income of the Contract Owner or any other person. However, any increase in the accumulated value of a Non-Qualified Contract resulting from the investment performance of the Variable Account or interest credited to the Fixed Account is generally not taxable to the Contract Owner or other payee until received by him or her, as surrender proceeds, death benefit proceeds, or otherwise. The exception to this rule is that, generally, Contract Owners who are not natural persons ARE taxed annually on any increase in the Contract Value. However, this exception does not apply in all cases, and you may wish to discuss this with your tax adviser.

The following discussion applies generally to Contracts owned by natural persons.

In general, surrenders or partial withdrawals under Contracts are taxed as ordinary income to the extent of the accumulated income or gain under the Contract. If a Contract Owner assigns or pledges any part of the value of a Contract, the value so pledged or assigned is taxed to the Contract Owner as ordinary income to the same extent as a partial withdrawal.

With respect to annuity payment options, although the tax consequences may vary depending on the option elected under the Contract, until the investment in the Contract is recovered, generally only the portion of the annuity payment that represents the amount by which the Contract Value exceeds the "investment in the Contract" will be taxed. In general, a person's "investment in the Contract" is the aggregate amount of purchase payments made by him or her. After an Annuitant's or other payee's "investment in the Contract" is recovered, the full amount of any additional annuity payments is taxable. For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the Contract") is determined by a formula which establishes the specific dollar amount of each annuity payment that is not taxed. This dollar amount is determined by dividing the "investment in the Contract" by the total number of expected annuity payments. For fixed annuity payments, in general, prior to recovery of the "investment in the Contract," there is no tax on the amount of each payment which bears the same ratio to that payment as the "investment in the Contract" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all Contracts and other annuity contracts issued by us or our affiliates to the Contract Owner within the same calendar year will be treated as if they were a single Contract.

There is a 10% penalty under the Code on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is (1) made on or after the Contract Owner or other payee reaches age 59 1/2, (2) made to a Beneficiary on or after death of the Contract Owner,
(3) made upon the disability of the Contract Owner or other payee, or (4) part of a series of substantially equal annuity payments for the life or life expectancy of the Contract Owner or the Contract Owner and Beneficiary. Premature distributions may result, for example, from an early Annuity Commencement Date, an early surrender, partial surrender or assignment of a Contract or the early death of an Annuitant who is not also the Contract Owner or other person receiving annuity payments under the Contract.

A transfer of ownership of a Contract, or designation of an Annuitant or other payee who is not also the Contract Owner, may result in certain income or gift tax consequences to the Contract Owner that are beyond the scope of this discussion. A Contract Owner contemplating any transfer or assignment of a Contract should contact a competent tax adviser with respect to the potential tax effects of such transaction.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

In order that a Non-Qualified Contract be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires (a) if any person receiving annuity payments dies on or after the Annuity Commencement Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and (b) if any Contract Owner dies prior to the Annuity Commencement Date, the entire interest in the Contract will be distributed (1) within five years after the date of that person's death or (2) as annuity payments which will begin within one year of that Contract Owner's death and which will be made over the life of the Contract Owner's designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary. However, if the Contract Owner's designated Beneficiary is the surviving spouse of the Contract Owner, the Contract may be continued with the surviving spouse deemed to be the new Contract Owner. Where the Contract Owner or other person receiving payments is not a natural person, the required distributions provided by Section 72(s) apply upon the death of the primary Annuitant.

No regulations interpreting the requirements of Section 72(s) have yet been issued (although proposed regulations have been issued interpreting similar requirements for qualified plans). First Fortis intends to review and modify the Contract if necessary to ensure that it complies with the requirements of
Section 72(s) when clarified by regulation or otherwise.

Generally, unless the Beneficiary elects otherwise, the above requirements will be satisfied where the death occurs prior to the Annuity Commencement Date by paying the death benefit in a single sum, subject to proof of the Contract Owner's death. The Beneficiary, however, may elect by Written Request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, particularly where the annuitant dies and the annuitant is not the Contract Owner, the IRS may disregard the election for tax purposes and tax the Beneficiary as if a single sum payment had been made.

QUALIFIED CONTRACTS

The Contracts may be used with several types of tax-qualified plans. The tax rules applicable to Contract Owners, Annuitants and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a retirement program recognized under the Code on behalf of an individual are excludable from the individual's gross income for tax purposes during the Accumulation Period. The portion, if any, of any purchase payment made by or on behalf of an individual under a Contract that is not excluded from the individual's gross income for tax purposes during the Accumulation Period constitutes the individual's "investment in the Contract." Aggregate deferrals under all plans at the employee's option may be subject to limitations.

When annuity payments begin, the individual will receive back his or her "investment in the Contract" if any, as a tax-free return of capital. The dollar amount of annuity payments received in any year in excess of such return is taxable as ordinary income. When payments are received as an annuity, the tax-free return of capital is treated as if received ratably over the entire period of the annuity until fully recovered (as described above with respect to Non-Qualified Contracts).

The Contracts are available in connection with the following types of retirement plans: Section 403(b) annuity plans for employees of certain tax-exempt organizations and public educational institutions; Section 401 or 403(a) qualified pension, profit-sharing or annuity plans; individual retirement annuities ("IRAs") under Section 408(b); simplified employee pension plans ("SEPs") under Section 408(k); SIMPLE IRA Plans under Section 408(p); Section 457 unfunded deferred compensation plans of public employers and tax-exempt organizations' and private employer unfunded deferred compensation plans. The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans."

WITHHOLDING

Annuity payments and other amounts received under Contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient's election, withholding may be required with respect to certain payments to be delivered outside the United States and with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require First Fortis to disregard the recipient's election if the recipient fails to supply First Fortis with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies First Fortis that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code which set standards of diversification for the investments underlying the Contracts, in order for the Contracts to be treated as annuities. First Fortis believes that these diversification standards will be satisfied. Failure to do so would result in immediate taxation to Contract Owners or persons receiving annuity payments of all returns credited to Contracts, except in the case of certain Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause Contract Owners or persons receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. First Fortis reserves the right to amend the Contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if such standards were considered not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange from one of these types of products into a Contract pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code, and your investment in the Contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(b) PLANS

Section 403(b)(12) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

    (1) elective contributions made for years beginning after December 31, 1988;

    (2) earnings on those contributions; and

    (3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions made after December 31, 1988 may not be distributed in the case of hardship.

FURTHER INFORMATION ABOUT FIRST FORTIS

First Fortis Life Insurance Company is an affiliate of the worldwide Fortis group of companies owned by Fortis AMEV of the Netherlands and Fortis AG of Belgium. The Company was originally organized under New York Insurance Law on August 12, 1971, and was acquired by the current owners on March 24, 1989, to enable the Fortis group of companies the ability to distribute their products to the New York State marketplace.

On October 1, 1991, First Fortis Life Insurance Company and its affiliate Fortis Benefits Insurance Company (the "Companies"), entered into an Asset Transfer and Acquisition Agreement (the "Agreement") with Mutual Benefit Life Insurance Company in Rehabilitation (MBL). Pursuant to the Agreement, the Companies acquired certain assets and assumed certain liabilities of MBL relating to the group life, accident and health, disability and dental insurance business of MBL. That portion of the business conducted in New York was assumed by First Fortis, while the remaining and more substantial portion of the business was assumed by Fortis Benefits Insurance Company. N.V. AMEV contributed $25 million in cash to the paid-in-capital of First Fortis on October 1, 1991 in connection with the acquisition.

GENERAL

First Fortis is engaged in the offer and sale of insurance products, including fixed and variable annuity contracts, and group life, accident and health insurance policies. First Fortis markets its products to small business and individuals through a network of independent agents, brokers, and financial institutions.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of First Fortis. This summary has been derived in part from, and should be read in conjunction with, the financial statements of First Fortis included elsewhere in this Prospectus.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1997       1996       1995       1994       1993
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA
  Premiums........................................................  $  51,846  $  67,516  $  81,201  $  92,056  $  75,393
  Net investment income...........................................      7,907      7,891      7,466      6,261      6,074
  Realized investment gains (losses)..............................        361         (3)     2,683     (1,057)     3,062
  Other income....................................................        682        336        298        287        533
                                                                    ---------  ---------  ---------  ---------  ---------
    TOTAL REVENUES................................................     60,796     75,740     91,648     97,547     85,062
                                                                    ---------  ---------  ---------  ---------  ---------
  Benefits and expenses...........................................     60,983     75,596     96,371    104,582     85,170
  Income tax expense (benefit)....................................        (63)       (39)    (1,563)      (999)      (686)
                                                                    ---------  ---------  ---------  ---------  ---------
  Net income (loss)...............................................  $    (124) $     183  $  (3,160) $  (6,036) $     578
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
  Total assets....................................................  $ 170,898  $ 142,742  $ 139,913  $ 123,954  $ 132,077
  Total liabilities...............................................  $ 133,817  $ 107,050  $ 101,523  $  97,913  $  92,863
  Total shareholder's equity......................................  $  37,081  $  35,692  $  38,390  $  26,041  $  39,214

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVENUES

First Fortis' (the "Company") insurance premiums decreased in 1997 as compared to 1996. This decrease was substantially attributable to the following: (1) effective January 1, 1996, the Company ceased new sales of group medical policies; however, the Company continues to service the existing group medical business. The decision to effectively exit the group medical business has reduced premiums associated with this line from a peak in 1996 of $26 million inforce to a current inforce of $5.8 million in premium; and, (2) during the last six months of 1996, the annualized premium of group life insurance ($2.6
M), group LTD insurance ($1.4 M) and group dental insurance ($7.0 M) of business written through a third party administrator was lapsed. Historically, the benefit loss experience related to this business was worse than the experience from the Company's remaining business. The loss of this business should have minimal impact on overall operating results. Accident and health premiums are principally composed of group accident and health coverages. The discontinuance of group medical sales and strong dental sales have caused the group accident and health premium mix to shift. The disability income, dental, and medical premium represented 39%, 39% and 22%, respectively, of total group accident and health premium in 1997 compared to 40%, 25% and 35%, respectively, in 1996.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1997 and 1996 resulted in recognition of realized gains and losses upon sales of securities.

BENEFITS

During the first three quarters of 1996, the Company's group life claims ratio was higher than expected as a result of increased mortality and larger average claim amounts. Consistent with the last quarter of 1996, the Company's group life mortality experience and average claim amounts remained low in 1997. The decrease in accident and health benefits in 1997 as compared to 1996 is consistent with the decrease in accident and health premium. During 1997, group disability claims decreased as compared to 1996. The Company's group dental claims ratio was higher than expected during 1997 as a result of higher benefit utilization rates and an increase in dental care costs.

EXPENSES

The Company continues to monitor its commission rate structures, and, as indicated by market conditions, periodically adjusts rates paid. Rates paid vary by product type, group size and duration.

As the Company's inforce medical lives continue to decrease, the Company continues to experience a reduction in medical insurance related administrative expenses. Some fixed costs related to the medical business remain with the Company.

YEAR 2000

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company and any of its businesses or subsidiaries. All of the Company's major businesses are processed by computer systems of affiliates, and many have significant interaction with systems of third parties.

A comprehensive review of each of the affiliate computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. Each affiliate's goal is to complete internal remediation and testing of each system by early 1999.

Factors that could influence the total costs to be incurred by the Company in connection with the Year 2000 issue include the ability of the Company to successfully identify systems containing two-digit year codes, the nature and amount of programming required to fix the affected programs, the related labor and consulting costs for such remediation, and the ability of third parties that interface with the Company to successfully address their Year 2000 issues.

The Company is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not entirely known at this time. The Company is closely monitoring these entities to avoid any unforeseen circumstances.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity requirements of the Company have been met by funds provided from operations, including investment income. Funds are principally used to provide for policy benefits, operating expenses, commissions and investment purchases. The impact of the declining inforce medical business has been considered in evaluating the Company's future liquidity needs. The Company expects its operating activities to continue to generate sufficient funds.

The National Association of Insurance Commissioners has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of risk-based capital amount which is then compared to a company's actual total adjusted capital. Based upon current calculation using these risk-based capital standards, the Company's percentage of total adjusted capital is in excess of ratios which would require regulatory attention.

The Company has no long or short term debt. As of December 31, 1997, 97% of the Company's fixed maturity investments consisted of investment grade bonds, and the Company does not expect this percentage to change significantly in the future.

REGULATION

The Company is subject to the laws and regulations established by the New York State Insurance Department governing insurance business conducted in New York State. Periodic audits are conducted by the New York Insurance Department related to the Company's compliance with these laws and regulations. To date there have been no adverse findings regarding the Company's operations.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth is information concerning First Fortis' directors and executive officers, together with their business experience and principal occupations for the past five years:

Zafar Rashid, 48                  President and Chief Executive Officer; Senior
                                  Vice President and Chief Financial Officer of
                                  Fortis, Inc.
Larry M. Cains, 51                Treasurer; Senior Vice President of Fortis,
Director since 1995               Inc.
Allen R. Freedman, 58             Chairman of the Board; Chairman and Chief
Director Since 1989               Executive Officer of Fortis, Inc.
Thomas M. Keller, 50              President of Time Insurance Company;
Director Since 1994               President--Fortis Healthcare of Fortis
                                  Benefits Insurance Company; before that Senior
                                  Vice President of Fortis, Inc.
Dean C. Kopperud, 45              Chief Executive Officer of Fortis Advisers,
Director Since 1994               Inc. and President of Fortis Investors, Inc.;
                                  President--Fortis Financial Group of Fortis
                                  Benefits Insurance Company
Terry J. Kryshak, 47              Senior Vice President and Chief Administrative
Director Since 1991               Officer
Susie Gharib, 47                  Anchorwoman, Cable NBC; before that,
Director Since 1991               Anchorwoman, Financial News Network
Guy Gerard Rutherfurd, Jr., 58    Senior Vice President, Dean Witter
Director Since 1989               Intercapital; before that Executive Vice
                                  President and Chief Investment Officer of
                                  Nomura Asset Management, Inc.
Dale Edward Gardner, 67           President, Gardner & Bull
Director Since 1989

Kenneth W. Nelson, 76             President, Tech Products, Inc.
Director Since 1989
Clarence Elkus Galston, 88        Attorney at Law
Director Since 1989
Robert B. Pollock, 43             President and Chief Executive Officer of
Director Since 1995               Fortis Benefits Insurance Company
Barbara R. Hege, 54               Assistant Treasurer and Chief Financial
                                  Officer
Jerome A. Atkinson, 48            Secretary; Vice President, Secretary and
                                  General Counsel of Fortis, Inc.; before that
                                  Senior Vice President, Secretary and General
                                  Counsel of American Security Insurance Company

First Fortis' officers serve at the pleasure of the Board of Directors, and members of the Board who are also officers or employees of First Fortis serve without compensation. All Directors serve until their successors are duly elected and qualified. The compensation of members of the Board who are not also officers or employees of First Fortis or its affiliates is as follows. The Director receives $1,000 for attendance at the annual Board meeting. If the Director is also a member of the Audit Committee and/or the Investment Committee, the Director also receives $1,000 for attending any meeting of such committee unless the committee meeting date is the same as the annual meeting, in which case the committee meeting compensation is $500.

Mr. Freedman is also a director of Systems and Computer Technology Corporation and Genesis Health Ventures and the following registered investment companies:
Fortis Equity Portfolios, Inc.; Fortis Growth Fund, Inc.; Fortis Fiduciary Fund, Inc.; Fortis Income Portfolios, Inc.; Fortis Securities, Inc.; Fortis Tax-Free Portfolios, Inc.; Fortis Money Portfolios, Inc.; Fortis Advantage Portfolios, Inc.; Fortis Worldwide Portfolios, Inc.; Fortis Series Fund, Inc.; Special Portfolios, Inc.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of the named executive officers of First Fortis. Mr. Rashid and Mr. Freedman are compensated by other affiliates of First Fortis.

--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                               --------------------------------
                                                                                   OTHER ANNUAL      ALL OTHER
                                                                SALARY    BONUS    COMPENSATION   COMPENSATION (1)
              NAME AND PRINCIPAL POSITION                YEAR    ($)       ($)         ($)              ($)
-------------------------------------------------------  ----  --------  --------  ------------   ----------------
Zafar Rashid                                             1997  $      0  $      0    $     0          $     0
 President
Allen R. Freedman                                        1997         0         0          0                0
 President                                               1996         0         0          0                0
                                                         1995         0         0          0                0
Terry J. Kryshak                                         1997   115,000    34,000          0            8,940
 Senior Vice President and Chief Administrative Officer  1996   111,000    34,000          0            6,660
                                                         1995   107,350    25,764          0            8,288

------------------------
1 This column includes contributions made by First Fortis for the year for the benefit for the named individual to defined contribution retirement plans.

As additional compensation to its employees and executive officers, First Fortis has an Employees' Uniform Retirement Plan and an Executive Retirement Plan which generally provide an annual annuity benefit upon retirement at age 65 (or a reduced benefit upon early retirement) equal to: .9% of the employee's Average Annual compensation up to the employee's social security covered compensation, plus 1.3% of Average Annual compensation above the employee's social security covered compensation up to $235,840, as adjusted by an index, multiplied by the employee's years of credited services.

The following table illustrates the combined estimated life annuity benefit payable from the Employees Uniform Retirement Plan and the Executive Retirement Plan to employees with the specified Final Average Salary and Years of Service upon retirement.

PENSION TABLE

                                                    YEARS OF SERVICE
                                     -----------------------------------------------
FINAL AVERAGE EARNINGS                 10      15      20      25      30      35
-----------------------------------  ------  ------  ------  ------  ------  -------
125,000                              15,078  22,617  30,156  37,695  45,234   52,772
150,000                              18,328  27,492  36,656  45,820  54,984   64,147
175,000                              21,578  32,367  43,156  53,945  64,734   75,522
200,000                              24,828  37,242  49,656  62,070  74,484   86,897
225,000                              28,078  42,117  56,156  70,195  84,234   98,272
250,000                              30,695  46,042  61,389  76,737  92,084  107,432
275,000+                             31,163  46,744  62,326  77,907  93,489  109,070

The table above excludes social security benefits. In general, for the purposes of these plans compensation includes salary and bonuses. The credited years of service with First Fortis for those individuals named in the Summary Compensation Table above are as follows: 0, 0, and 7.

OWNERSHIP OF SECURITIES

All of First Fortis' outstanding shares are owned by Fortis, Inc., One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/ VSB 1990 N.W. is 50% owned by Fortis AMEV and 50% owned, through certain subsidiaries, by Fortis AG, Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

VOTING PRIVILEGES

In accordance with its view of current applicable law, First Fortis will vote shares of each of the Portfolios which are attributable to a Contract at regular and special meetings of the shareholders of a Portfolio in proportion to instructions received from the persons having the voting interest in the Contract as of the record date for the corresponding Portfolio shareholders meeting. Contract Owners have the voting interest during the Accumulation Period, persons receiving annuity payments during the Annuity Period, and Beneficiaries after the death of the Annuitant or Contract Owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result First Fortis determines that it is permitted to vote shares of the Portfolios in its own right, it may elect to do so.

During the Accumulation Period, the number of shares of a Portfolio attributable to a Contract is determined by dividing the amount of Contract Value in the corresponding Subaccount pursuant to the Contract as of the record date for the shareholders meeting by the net asset value of one Portfolio share as of that date. During the Annuity Period, or after the death of the Annuitant or Contract Owner, the number of Portfolio shares deemed attributable to the Contract will be computed in a comparable manner, based on the liability for future variable annuity payments allocable to that Subaccount under the Contract as of the record date. Such liability for future payments will be calculated on the basis of the mortality assumptions and the assumed interest rate used in determining the number of Annuity Units credited to the Contract and the applicable Annuity Unit value on the record date. During the Annuity Period, the number of votes attributable to a Contract will generally decrease since funds set aside to make the annuity payments will decrease.

First Fortis will vote shares for which it has received no timely instructions, and any shares attributable to excess amounts First Fortis has accumulated in the related Subaccount, in proportion to the voting instructions which it receives with respect to all Contracts and other variable annuity contracts participating in a Portfolio. To the extent that First Fortis or any affiliated company holds any shares of a Portfolio, they will be voted in the same proportion as instructions for that Portfolio that are received from persons holding the voting interest with respect to all First Fortis separate accounts participating in that Portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of participants in such other separate accounts. This diminishes the relative voting influence of the Contracts.

Each person having a voting interest in a Subaccount of the Separate Account will receive proxy material, reports and other materials relating to the appropriate Portfolio. Pursuant to the procedures described above, these persons may give instructions regarding the election of the Board of Directors of a Portfolio, ratification of the selection of its independent auditors, the approval of the investment managers of a Portfolio, changes in fundamental investment policies of a Portfolio and all other matters that are put to a vote of Portfolio shareholders.

LEGAL MATTERS

The legality of the Contracts described in this Prospectus has been passed upon by Douglas R. Lowe, Esquire, Assistant General Counsel with the law department of Fortis Benefits Insurance Company, an affiliate of First Fortis. Messrs. Freedman, Levy, Kroll & Simonds, Washington, D.C., have advised First Fortis on certain federal securities law matters.

OTHER INFORMATION

Registration Statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Prospectus. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                                            PAGE
First Fortis and the Variable Account.....................................    2
Calculation of Annuity Payments...........................................    2
Postponement of Payments..................................................    3
Services..................................................................    3
  - Safekeeping of Variable Account Assets................................    3
  - Experts...............................................................    3
  - Principal Underwriter.................................................    3
Limitations on Allocations................................................    4
Change of Investment Adviser or Investment Policy.........................    4
Taxation Under Certain Retirement Plans...................................    4
Withholding...............................................................    8
Terms of Exemptive Relief in Connection With Mortality and Expense Risk
 Charge...................................................................    8
Variable Account Financial Statements.....................................    9
APPENDIX A--Performance Information.......................................  A-1

FIRST FORTIS FINANCIAL STATEMENTS

The financial statements of First Fortis that are included in this Prospectus should be considered primarily as bearing on the ability of First Fortis to meet its obligations under the Contracts. The Contracts are not entitled to participate in earnings, dividends or surplus of First Fortis.

                 [This page has been intentionally left blank]

REPORT OF INDEPENDENT AUDITORS

Board of Directors
First Fortis Life Insurance Company

We have audited the accompanying balance sheets of First Fortis Life Insurance Company, an indirect, wholly-owned subsidiary of Fortis AMEV and Fortis AG, as of December 31, 1997 and 1996, and the related statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Fortis Life Insurance Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    /s/ Ernst& Young LLP
Minneapolis, Minnesota
February 27, 1998

BALANCE SHEETS
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 DECEMBER 31
                                                                        -----------------------------
                                                                            1997             1996
                                                                        ------------     ------------
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost 1997--$102,284;
   1996--$111,970)....................................................  $    105,776     $    113,137
  Short-term investments..............................................        11,697               --
                                                                        ------------     ------------
                                                                             117,473          113,137
Cash and cash equivalents.............................................         7,453            1,545

Receivables:
  Uncollected premiums, less allowance (1997 and 1996--$100)..........         2,358            3,890
  Reinsurance recoverable on unpaid and paid losses...................        19,764           14,731
  Other...............................................................         1,402            2,141
                                                                        ------------     ------------
                                                                              23,524           20,762
Accrued investment income.............................................         1,700            1,739
Deferred policy acquisition costs.....................................         1,413              247
Property and equipment at cost, less accumulated depreciation
 (1997--$1,853; 1996--$1,396).........................................           676            1,028
Deferred federal income tax...........................................         2,079            1,527
Goodwill, less accumulated amortization (1997--$322; 1996--$276)......           508              554
Assets held in separate accounts......................................        16,072            2,203
                                                                        ------------     ------------
TOTAL ASSETS..........................................................  $    170,898     $    142,742
                                                                        ------------     ------------
                                                                        ------------     ------------

POLICY RESERVES, LIABILITIES, AND SHAREHOLDER'S EQUITY
POLICY RESERVES AND LIABILITIES:
  Future policy benefit reserves:
    Life insurance....................................................  $     27,671     $     25,089
    Interest sensitive and investment products........................         6,878              136
    Accident and health...............................................        61,175           60,774
                                                                        ------------     ------------
                                                                              95,724           85,999
  Unearned revenues...................................................         5,223            3,978
  Other policy claims and benefits payable............................        10,304           10,821
  Income taxes payable................................................           911               --
Other liabilities.....................................................         5,583            4,049
Liabilities related to separate accounts..............................        16,072            2,203
                                                                        ------------     ------------
TOTAL POLICY RESERVES AND LIABILITIES.................................       133,817          107,050

SHAREHOLDER'S EQUITY:
  Common stock, $20 par value: Authorized, issued, and outstanding
   shares--100,000....................................................         2,000            2,000
  Additional paid-in capital..........................................        37,440           37,440
  Retained deficit....................................................        (4,642)          (4,517)
  Unrealized gains (losses) on investments, net.......................         2,283              769
                                                                        ------------     ------------
TOTAL SHAREHOLDER'S EQUITY............................................        37,081           35,692
                                                                        ------------     ------------
TOTAL POLICY RESERVES, LIABILITIES, AND SHAREHOLDER'S EQUITY..........  $    170,898     $    142,742
                                                                        ------------     ------------
                                                                        ------------     ------------

                            See accompanying notes.

STATEMENTS OF OPERATIONS
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31
                                                                        ------------------------------------------
                                                                           1997            1996           1995
                                                                        -----------       ------       -----------
REVENUES
  Insurance operations:
    Life insurance premiums...........................................  $    19,158    $     22,791    $    18,879
    Interest sensitive and investment products policy charges.........            4              59             --
    Accident and health premiums......................................       32,684          44,666         62,322
  Net investment income...............................................        7,907           7,891          7,466
  Net realized gains (losses) on investments..........................          361              (3)         2,683
  Other income........................................................          682             336            298
                                                                        -----------          ------    -----------
      TOTAL REVENUES..................................................       60,796          75,740         91,648

BENEFITS AND EXPENSES
  Benefits to policyholders:
    Life insurance....................................................       14,597          19,720         16,207
    Interest sensitive and investment products........................          196              72             --
    Accident and health...............................................       29,090          37,988         56,592
                                                                        -----------          ------    -----------
                                                                             43,883          57,780         72,799
  Amortization of deferred policy acquisition costs...................          (56)            (92)         4,595
  Insurance commissions...............................................        4,457           5,214          5,071
  General and administrative expenses.................................       12,699          12,694         13,906
                                                                        -----------          ------    -----------
      TOTAL BENEFITS AND EXPENSES.....................................       60,983          75,596         96,371
                                                                        -----------          ------    -----------
  (Loss) income before federal income taxes...........................         (187)            144         (4,723)
  Federal income tax benefit..........................................          (63)            (39)        (1,563)
                                                                        -----------          ------    -----------
  NET (LOSS) INCOME...................................................  $      (124)   $        183    $    (3,160)
                                                                        -----------          ------    -----------
                                                                        -----------          ------    -----------

                            See accompanying notes.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS)

                                                                                                    UNREALIZED
                                                                                                       GAINS
                                                                        ADDITIONAL                   (LOSSES)
                                                             COMMON       PAID-IN     RETAINED    ON INVESTMENTS
                                                              STOCK       CAPITAL      DEFICIT          NET          TOTAL
                                                           -----------  -----------  -----------  ---------------  ---------
Balance January 1,1995...................................   $   2,000    $  30,440    $  (1,540)     $  (4,858)    $  26,042
Additional paid-in capital from Fortis AMEV..............          --        7,000           --             --         7,000
Net loss.................................................          --           --       (3,161)            --        (3,161)
Change in unrealized gains (losses) on investment, net...          --           --           --          8,509         8,509
                                                           -----------  -----------  -----------        ------     ---------
Balance December 31, 1995................................       2,000       37,440       (4,701)         3,651        38,390
Net income...............................................          --           --          183             --           183
Change in unrealized gains (losses) on investment, net...          --           --           --         (2,882)       (2,882)
                                                           -----------  -----------  -----------        ------     ---------
Balance December 31, 1996................................       2,000       37,440       (4,518)           769        35,691
Net loss.................................................          --           --         (124)            --          (124)
Change in unrealized gains (losses) on investment, net...          --           --           --          1,514         1,514
                                                           -----------  -----------  -----------        ------     ---------
Balance December 31, 1997................................   $   2,000    $  37,440    $  (4,642)     $   2,283     $  37,081
                                                           -----------  -----------  -----------        ------     ---------
                                                           -----------  -----------  -----------        ------     ---------

                            See accompanying notes.

STATEMENTS OF CASH FLOWS
FIRST FORTIS LIFE INSURANCE COMPANY
(IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31
                                                         --------------------------------------------------
                                                              1997              1996              1995
                                                         --------------    --------------    --------------
OPERATING ACTIVITIES
  Net (loss) income....................................  $         (124)   $          183    $       (3,160)
  Adjustments to reconcile net (loss) income to net
   cash (used in) provided by operating activities:
      Change in deferred tax valuation allowance.......          (1,338)               --              (178)
      Depreciation, amortization and accretion.........             707               804               750
      Net realized (gains) losses on investments.......            (361)                4            (2,683)
      Decrease (increase) in uncollected premiums,
       accrued investment income and other.............           2,309            (1,076)              113
      Increase in reinsurance recoverable..............          (5,033)           (5,395)             (461)
      Increase (decrease) in income taxes payable......             883             1,772            (1,569)
      Amortization of policy acquisition costs.........             (56)              (92)            4,595
      Policy acquisition costs deferred................          (1,110)             (155)               --
      Increase in future policy benefit reserves and
       other policy claims and benefits................           1,769             5,265             3,481
      Increase (decrease) in other liabilities.........           1,533            (1,939)              128
                                                         --------------    --------------    --------------
        NET CASH (USED IN) PROVIDED BY OPERATING
         ACTIVITIES....................................            (821)             (629)            1,016

INVESTING ACTIVITIES
  Purchases of fixed maturity investments..............        (127,426)         (140,954)         (122,290)
  Sales and maturities of fixed maturity investments...         137,273           135,352           120,298
  (Increase) decrease in equity securities and
   short-term investments..............................         (11,697)            6,942            (5,042)
  Purchase of property and equipment...................            (107)             (310)             (321)
                                                         --------------    --------------    --------------
        NET CASH (USED IN) PROVIDED BY INVESTING
         ACTIVITIES....................................          (1,957)            1,030            (7,355)
FINANCING ACTIVITIES
  Activities related to investment products:
      Considerations received..........................          10,679
      Surrenders and death benefits....................          (2,152)
      Interest credited to policyholders...............             159
      Additional paid-in capital from shareholder......              --                               7,000
                                                         --------------    --------------    --------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES......           8,686                --             7,000
                                                         --------------    --------------    --------------
  Increase in cash and cash equivalents................           5,908               401               661
        CASH AND CASH EQUIVALENTS AT BEGINNING OF
         YEAR..........................................           1,545             1,144               483
                                                         --------------    --------------    --------------
        CASH AND CASH EQUIVALENTS AT END OF YEAR.......  $        7,453    $        1,545    $        1,144
                                                         --------------    --------------    --------------
                                                         --------------    --------------    --------------

                            See accompanying notes.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1997

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES NATURE OF OPERATIONS

First Fortis Life Insurance Company ("the Company") is an affiliate of the worldwide Fortis group of companies owned by Fortis AMEV of the Netherlands and Fortis AG of Belgium. Prior to April 30, 1997, First Fortis was wholly-owned by Fortis AMEV, while the other U.S. subsidiaries of Fortis AMEV and Fortis AG operated under the holding company of Fortis, Inc. Upon regulatory approval by the New York State Insurance Department in April 1997, the Company became a wholly-owned subsidiary of Fortis, Inc. The Company was organized to enable the Fortis group of companies to distribute their products to the New York State marketplace. To date, the Company's revenues have been derived primarily from group employee benefits products. During 1997, the Company had $1,120,000 of direct premium written principally by third party administrators ("TPA's"). Effective January 1, 1996, the Company stopped offering its group medical products; however, the Company will continue to renew and service existing medical business, which represented $7,297,000, $17,871,000, and $34,011,000 of 1997, 1996 and 1995 accident and health premiums, respectively.

BASIS OF STATEMENT PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which practices differ in certain respects from statutory accounting practices prescribed or permitted by the Department of Insurance of the State of New York. The more significant of these principles are:

    REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES

    Premiums for credit life insurance included in life insurance premiums and accident and health insurance premiums are recognized as revenues when due over the estimated coverage period. Premiums for traditional life insurance are recognized as revenue when due over the premium paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

    Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges.

    Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.5% to 10.0% in 1997 and 1996.

    Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1964 Commissioners Disability Table at 6% interest. Calculated reserves are modified based on the Company's actual experience.

    CLAIMS AND BENEFITS PAYABLE

    Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

    INVESTMENTS

    The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations, and regulatory requirements.

    All fixed maturity investments are classified as available-for-sale and carried at fair value. Changes in fair values of available-for-sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs are reported directly in shareholder's equity as unrealized gains (losses) on investments and, accordingly, have no effect on net income.

    Short term investments are at cost which approximates fair value.

    Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

FIRST FORTIS LIFE INSURANCE COMPANY

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
    DEFERRED POLICY ACQUISITION COSTS

    The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For credit life, disability and accident and health insurance products, such costs are amortized over an appropriate period in proportion to premium revenue. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property.

    GOODWILL

    Goodwill represents the excess of the purchase price paid over net assets acquired in connection with the purchase of the shell of Metropolitan Life. Goodwill is amortized on a straight line basis over 18 years.

    INCOME TAXES

    Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

    SEPARATE ACCOUNTS

    The Company began selling variable annuity products July 1, 1996. Assets and liabilities associated with separate accounts relate to deposit and annuity considerations for which the contractholder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value.

    Revenues and expenses related to the separate account assets and liabilities, to the extent of benefits paid, are provided to the separate account policyholders and are excluded from the amounts reported in the accompanying statements of operations.

    GUARANTY FUND ASSESSMENTS

    There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments.

    STATEMENTS OF CASH FLOWS

    The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

    NEW FINANCIAL ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 defines the financial statement presentation for all changes in a company's equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 will be adopted by the Company in the first quarter of 1998. Because the statement is merely a change in presentation, the Company does not expect the adoption of this statement to have a significant impact on the financial statements.

    RECLASSIFICATIONS

    Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

2.  AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS
On October 1, 1991, First Fortis Life Insurance Company and an affiliate, Fortis Benefits Insurance Company, (the "Companies") entered into an Asset Transfer and Acquisition Agreement (the "Agreement") with Mutual Benefit Life Insurance Company in Rehabilitation ("MBL"). Pursuant to the Agreement, the Companies acquired certain assets and assumed certain liabilities of MBL relating to the group life, disability, dental and medical insurance business (the "Business") of MBL. That portion of the Business conducted in New York was assumed by First Fortis, while the most substantial portion of the Business was assumed by Fortis Benefits Insurance Company. First Fortis paid $10,166,000 for its portion of the Business acquired including contingent Promissory Note ("Note") payments aggregating $1,366,000 from 1992 to 1994 which were based on the persistency of the acquired Business through September 30, 1994. No additional payments will be made. Note payments were added to deferred policy acquisition costs ("DPAC") when made. The DPAC amortization period, which was originally scheduled through September 30, 1997, was completed December 31, 1995 (an acceleration of $2,749,000 into 1995), based on the overall experience of the acquired block of business.

FIRST FORTIS LIFE INSURANCE COMPANY

3.  INVESTMENTS
AVAILABLE-FOR-SALE SECURITIES

The following is a summary of the available-for-sale securities (in thousands):

                                                                  GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED
                                                     COST         GAIN         LOSS      FAIR VALUE
                                                  -----------  -----------  -----------  -----------
December 31, 1997:
  Governments...................................   $   3,599    $     125    $       2    $   3,722
  Public utilities..............................       8,212          247           --        8,459
  Industrial and miscellaneous..................      90,473        3,197           75       93,595
                                                  -----------  -----------  -----------  -----------
    Total.......................................   $ 102,284    $   3,569    $      77    $ 105,776
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

December 31, 1996:
  Governments...................................   $  13,463    $      92    $      44    $  13,511
  Public utilities..............................       6,446           67           25        6,488
  Industrial and miscellaneous..................      92,061        1,426          350       93,137
                                                  -----------  -----------  -----------  -----------
    Total.......................................   $ 111,970    $   1,585    $     419    $ 113,136
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

The amortized cost and fair value of fixed maturity securities at December 31, 1997, by contractual maturity, are shown below (in thousands):

                                                                         AMORTIZED
                                                                           COST      FAIR VALUE
                                                                        -----------  -----------
Due in one year or less...............................................   $   1,257    $   1,264
Due after one year through five years.................................      43,155       43,938
Due after five years through ten years................................      19,424       20,051
Due after ten years...................................................      38,448       40,523
                                                                        -----------  -----------
                                                                         $ 102,284    $ 105,776
                                                                        -----------  -----------
                                                                        -----------  -----------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NET INVESTMENT INCOME AND NET REALIZED GAINS (LOSSES) ON INVESTMENTS

Major categories of net investment income and realized gains (losses) on investments for each year were as follows (in thousands):

                                                                             NET REALIZED GAINS
                                                    NET INVESTMENT INCOME       (LOSSES) ON
                                                                                INVESTMENTS
                                                    ----------------------  --------------------
                                                     1997    1996    1995   1997   1996    1995
                                                    ------  ------  ------  -----  ----   ------
Fixed maturities..................................  $7,744  $7,941  $7,579  $ 361  $(3)   $2,683
Short-term investments............................     302     231     152     --   --        --
                                                    ------  ------  ------  -----  ----   ------
                                                     8,046   8,172   7,731  $ 361  $(3)   $2,683
                                                                            -----  ----   ------
                                                                            -----  ----   ------
Expenses..........................................    (139)   (281)   (265)
                                                    ------  ------  ------
Net investment income.............................  $7,907  $7,891  $7,466
                                                    ------  ------  ------
                                                    ------  ------  ------

Proceeds from sales of investments were $134,234,000, $135,352,000 and $120,298,000 in 1997, 1996 and 1995, respectively. Gross gains of $1,136,000,
$1,551,000 and $3,374,000 and gross losses of $775,000, $1,554,000 and $691,000 were realized on the sales in 1997, 1996 and 1995, respectively.

FIRST FORTIS LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
NET UNREALIZED GAINS (LOSSES)

The adjusted net unrealized gains (losses) recorded in shareholder's equity for the years ended December 31 were as follows (in thousands):

                                                              1997           1996           1995
                                                           -----------    -----------    -----------
Change in unrealized gains (losses) before
 adjustments...........................................    $     2,405    $    (4,367)   $    10,390
Deferred income tax (expense) benefit..................           (891)         1,485         (1,881)
                                                           -----------    -----------    -----------
Change in net unrealized gains (losses)................          1,514         (2,882)         8,509
Net unrealized gains (losses) beginning of year........            769          3,651         (4,858)
                                                           -----------    -----------    -----------
Net unrealized gains, end of year......................    $     2,283    $       769    $     3,651
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

4.  LEASES
The Company leases office space under operating lease arrangements that have various renewal options and are subject to escalation clauses for real estate taxes and operating expenses. Rent expense was $661,000, $692,000 and $673,000 in 1997, 1996, and 1995, respectively. Future minimum payments required under operating lease arrangements that have initial or noncancelable terms in excess of one year or more are: 1998--$769,000, 1999--$602,000, 2000--$51,000, and
2001--$43,000.

5.  ACCIDENT AND HEALTH RESERVES
Activity for the liability for unpaid accident and health claims and claims adjustment expenses is summarized as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31
                                                           -----------------------------------------
                                                              1997           1996           1995
                                                           -----------    -----------    -----------
Balance as of January 1, net of reinsurance
 recoverables..........................................    $    61,482    $    65,764    $    66,136
Add: Incurred losses related to:
  Current year.........................................         25,424         38,798         57,400
  Prior years..........................................          3,666           (810)          (808)
                                                           -----------    -----------    -----------
    Total incurred losses..............................         29,090         37,988         56,592
                                                           -----------    -----------    -----------
Deduct: Paid losses related to:
  Current year.........................................         15,393         23,727         35,779
  Prior years..........................................         14,681         18,543         21,185
                                                           -----------    -----------    -----------
    Total paid losses..................................         30,074         42,270         56,964
                                                           -----------    -----------    -----------
Balance as of December 31, net of reinsurance
 recoverable...........................................    $    60,498    $    61,482    $    65,764
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

The table above compares to the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; (2) the table above includes claims adjustment expense liabilities that are included in other liabilities on the balance sheet; and (3) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

As discussed in Note 1, the Company stopped offering group medical products in 1996 but continues to service and renew existing business, resulting in lower incurred and paid loss activity for the year ended December 31, 1997 and 1996.

The liability for unpaid accident and health losses and loss expense allowance includes $55,956,000, $55,152,000 and $53,953,000 of long-term disability income reserves as of December 31, 1997, 1996, and 1995, respectively, which were discounted for anticipated interest earnings assuming a 6.0% interest rate.

The 1997 claims incurred related to prior years is principally additional payments and increases to the discounted accident and health reserves based on actual experience of claims liabilities through the current year. For 1996 and 1995, the claims incurred related to prior years resulted from favorable experience mitigated by increases to the discounted accident and health reserves based on actual experience of claims liabilities through the current year.

6.  FEDERAL INCOME TAXES
As of May 1, 1997, the Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

FIRST FORTIS LIFE INSURANCE COMPANY

6.  FEDERAL INCOME TAXES (CONTINUED)
The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                            DECEMBER 31
                                                                        --------------------
                                                                          1997       1996
                                                                        ---------  ---------
Deferred tax assets:
  Reserves............................................................  $   2,437  $   2,006
  Separate account assets/liabilities.................................        229         34
  Deferred policy acquisition costs...................................        228        555
  Alternative minimum tax credit carryforward.........................        392        392
  Net operating loss carryforward.....................................        598        216
  Other...............................................................        493        265
                                                                        ---------  ---------
    Total gross deferred tax assets...................................      4,377      3,468
Valuation allowance...................................................         --     (1,338)
                                                                        ---------  ---------
Deferred tax assets...................................................      4,377      2,130
Deferred tax liabilities:
  Unrealized gains....................................................      1,287        396
  Other...............................................................      1,011        207
                                                                        ---------  ---------
    Total gross deferred tax liabilities..............................      2,298        603
                                                                        ---------  ---------
    Net deferred tax asset............................................  $   2,079  $   1,527
                                                                        ---------  ---------
                                                                        ---------  ---------

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. As of December 31, 1997 and 1996, the Company had a deferred tax asset valuation allowance of $0 and $1,338,000, respectively. The valuation allowance decrease of $1,338,000 in 1997 was offset by a corresponding increase in the current liability.

The Company's tax benefit for the year ended December 31 is shown as follows (in thousands):

                                                                               1997        1996       1995
                                                                                ---      ---------  ---------
Current...................................................................   $     (35)  $    (131) $     393
Deferred..................................................................         (28)         92     (1,954)
                                                                                   ---   ---------  ---------
                                                                             $     (63)  $     (39) $  (1,561)
                                                                                   ---   ---------  ---------
                                                                                   ---   ---------  ---------

Federal income tax payments and refunds resulted in net payments of $382,000, $32,000 and $252,000 in 1997, 1996 and 1995, respectively.

The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                               1997        1996       1995
                                                                                ---      ---------  ---------
Statutory income tax rate.................................................        35.0%       34.0%      34.0%
Other, including provision for prior year adjustments.....................        (1.3)      (61.3)       0.9%
                                                                                   ---   ---------  ---------
                                                                                  33.7%      (27.3)%      33.1%
                                                                                   ---   ---------  ---------
                                                                                   ---   ---------  ---------

As of May 1, 1997, the Company is included as a member of a federal consolidated group that has a statutory federal rate of 35%.

At December 31, 1997, the Company has net operating loss carryforwards relating to periods ending before May 1, 1997, for federal income tax purposes of $1,708,000 which are available to offset future federal taxable income of the Company, if any, through 2011. The Company also has alternative minimum tax credit carryforwards of $392,000 relating to periods before May 1, 1997, which are available to reduce future federal regular income taxes of the Company, if any, over an indefinite period of time.

7.  REINSURANCE
The maximum amounts that the Company retains on any one life are $500,000 for group life; $250,000 for group accidental death; $2,000 net monthly benefit for long-term disability; from 10% to 50% of possible benefits payable under credit life and credit disability insurance; and none of a closed block of individual life business. Amounts in excess of these limits are reinsured with various insurance companies on a yearly renewable term, coinsurance or other basis.

In the second quarter of 1996, the Company received approval from the New York State Insurance Department for a reinsurance agreement with Fortis Benefits Insurance Company ("Fortis Benefits"), an affiliate. The agreement, which became effective as of January 1, 1996, decreased the Company's long-term disability reinsurance retention from a $10,000 net monthly benefit to a $2,000 net monthly benefit for claims incurred on and

FIRST FORTIS LIFE INSURANCE COMPANY

7.  REINSURANCE (CONTINUED)
after January 1, 1996. The Company has ceded $5,472,000 and $6,144,000 of premium to Fortis Benefits in 1997 and 1996, respectively. Fortis Benefits has assumed $5,452,000 and $3,599,000 of reserves in 1997 and 1996, respectively, from the Company. In the future, the agreement is expected to reduce the variability of financial results for this product line.

Future policy benefits and other policy claims and benefits payable are reported gross of reinsurance. The reinsured portion of future policy benefits and other policy claims and benefits payable are $19,764,000 and $14,731,000 in 1997 and 1996, respectively.

Ceded reinsurance premiums for the year ended December 31 were as follows (in thousands):

                                                                            1997       1996       1995
                                                                          ---------  ---------  ---------
Life insurance..........................................................  $   3,249  $   1,366  $   1,497
Accident and health insurance...........................................      8,768      7,085      1,375
                                                                          ---------  ---------  ---------
                                                                          $  12,017  $   8,451  $   2,872
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

Recoveries under reinsurance contracts for the year ended December 31 were as follows (in thousands):

                                                                            1997       1996       1995
                                                                          ---------  ---------  ---------
Life insurance..........................................................      1,628      1,021        706
Accident and health insurance...........................................      2,310        348        350
                                                                          ---------  ---------  ---------
                                                                          $   3,938  $   1,369  $   1,056
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

Ceded reinsurance would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreements. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

8.  DIVIDEND RESTRICTIONS
The Company is subject to insurance regulatory restrictions that limit cash dividends which can be paid from the Company to its Parent. All dividends require prior approval by the New York State Insurance Department.

9.  REGULATORY ACCOUNTING REQUIREMENTS
The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Department of Insurance of the State of New York. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from company to company within a state, and may change in the future. The NAIC is currently in the process of recodifying statutory accounting practices. This project, which is not expected to be completed before 1999, may result in changes to the accounting practices that insurance enterprises use to prepare their statutory-basis financial statements.

Insurance enterprises are required by state insurance departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. The Company exceeds minimum RBC requirements.

FIRST FORTIS LIFE INSURANCE COMPANY

9.  REGULATORY ACCOUNTING REQUIREMENTS (CONTINUED)
Reconciliations of net income (loss) and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows (in thousands):

                                                                                             SHAREHOLDER'S EQUITY
                                                              NET INCOME (LOSS)
                                                    -------------------------------------  ------------------------
                                                       1997         1996         1995         1997         1996
                                                    -----------     -----     -----------  -----------  -----------
Based on statutory accounting practices...........  $      (296) $      (428) $    (1,628) $    27,358  $    27,467
Deferred policy acquisition costs.................        1,180          247       (4,595)       1,413          247
Deferred and uncollected premiums.................          246           76           --          425          358
Policy reserves...................................         (660)         476           68          (92)         659
Investment valuation difference...................          (47)          --           --        3,492        1,166
Realized gains (losses) on investments............          235           (3)       2,683           --           --
Amortization of goodwill..........................          (46)         (46)         (46)         508          554
Income taxes......................................           28          115          675          778        2,865
Deferred tax valuation allowance..................           --                       178           --       (1,338)
Pension...........................................         (275)          --           --         (301)          --
Amortization of IMR...............................         (348)        (426)        (433)          --           --
Interest maintenance reserve ("IMR")..............           --           --           --        1,888        2,001
Asset valuation reserve...........................           --           --           --          717          998
Property and equipment............................           --           --           --          318          482
Agents balances...................................           --           --           --          456          166
Other.............................................         (141)         172          (63)         121           67
                                                    -----------        -----  -----------  -----------  -----------
                                                    $      (124) $       183  $    (3,161) $    37,081  $    35,692
                                                    -----------        -----  -----------  -----------  -----------
                                                    -----------        -----  -----------  -----------  -----------

10. TRANSACTIONS WITH AFFILIATED COMPANIES
In 1995, the Company received cash of $7,000,000 representing additional paid-in capital from Fortis AMEV.

The Company received various services from Fortis, Inc. and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment, information systems, actuarial and other administration functions. The fees paid for these services for the years ended December 31, 1997, 1996 and 1995, were $2,568,000, $1,648,000 and
$1,581,000, respectively.

Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

11. FAIR VALUE DISCLOSURES
VALUATION METHODS AND ASSUMPTIONS

The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value.

The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                                                       DECEMBER 31
                                                    --------------------------------------------------
                                                              1997                      1996
                                                    ------------------------  ------------------------
                                                     CARRYING                  CARRYING
                                                      AMOUNT     FAIR AMOUNT    AMOUNT     FAIR AMOUNT
                                                    -----------  -----------  -----------  -----------
Assets:
Investments:
  Securities available-for-sale:
  Fixed maturities................................  $  105,776   $   105,776  $  113,137   $   113,137
Short-term investments............................      11,697        11,697          --            --
Cash..............................................       7,453         7,453       1,545         1,545
Assets held in separate accounts..................      16,072        16,072       2,203         2,203
Liabilities:
Individual and group annuities (subject to
 discretionary withdrawal)........................       6,877         6,554  $    2,355   $     2,346

FIRST FORTIS LIFE INSURANCE COMPANY

12. RETIREMENT AND OTHER EMPLOYEE BENEFITS
Fortis, Inc., the Company's parent, sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. As a matter of policy, pension costs are funded as they accrue and vested benefits are fully funded. Fortis, Inc's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to $61,000, $72,000 and $63,000 for 1997, 1996 and 1995, respectively. As of January 1, 1997, the Plan's total accumulated benefit obligation determined in accordance with ERISA was $56,838,000. This amount was based on an assumed interest rate of 8.00% and included vested benefits of $54,831,000. The fair market value of the Plan assets as of January 1, 1997 was $60,004,000.

The Company has a contributory profit sharing plan, sponsored by Fortis, Inc., covering employees and certain agents who meet eligibility requirements as to age and length of service. The Company matches 200% up to 3% of the employee's contribution. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. The amount expensed for 1997 was $122,000 compared to $182,000 and $169,000 for 1996 and 1995, respectively.

In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans ("Postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 15 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

13. COMMITMENTS AND CONTINGENCIES
The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

14. YEAR 2000 (UNAUDITED)
The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company and any of its businesses or subsidiaries. All of the Company's major businesses are processed by computer systems of Fortis affiliates, and many have significant interaction with systems of third parties.

A comprehensive review of each of the Fortis affiliate computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. Each affiliate's goal is to complete internal remediation and testing of each system by early 1999.

The costs related to the Year 2000 issue are not expected to have a material impact on the Company's results of operations or financial condition. This expectation is subject to uncertainties that could cause actual results to differ materially. Factors that could influence the total costs to be incurred by the Company in connection with the Year 2000 issue include the ability of the Company to successfully identify systems containing two-digit year codes, the nature and amount of programming required to fix the affected programs, the related labor and consulting costs for such remediation, and the ability of third parties that interface with the Company to successfully address their Year 2000 issues.

The Company is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not entirely known at this time. The Company is closely monitoring these entities to avoid any unforeseen circumstances.

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS

The formula which will be used to determine the Market Value Adjustment is:

         1 + I           n/12
      -----------              - 1
 (   1 + J + .0025   )

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment

                     1 + .08           60/12
$10,000 x         -------------               - 1]  = $354.57
            [(   1 + .07 + .0025   )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $10,354.57

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred           $10,000
Existing Guarantee Period                 7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                9%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                     1 + .08           60/12
$10,000 x         -------------               - 1]  = - $559.14
            [(   1 + .09 + .0025   )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $9,440.86

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred           $10,000
Guarantee Period                          7 years
Time of withdrawal or transfer            beginning of 3rd year of Existing
                                          Guarantee Period
Guaranteed Interest Rate (I)              8%*
Guaranteed Interest Rate for
  new 5-year guarantee (J)                7.75%*
Remaining Guarantee Period (N)            60 months
Market Value Adjustment:

                     1 + .08           60/12
                 ---------------
$10,000 x          1 + .0775 +                - 1]  = $0
            [(        .0025        )

              Amount transferred or withdrawn (adjusted for Market Value Adjustment): $10,000
------------------------
* Assumed for illustrative purposes only.

                 [This page has been intentionally left blank]

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

DATE OF DEATH IS THE 3RD CONTRACT ANNIVERSARY

                                                           EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
                                                          -----------  -----------  -----------
a.    Purchase Payments Made Prior to Death, accumulated
      at 5%.............................................   $  32,000    $  32,000    $  32,000

b.    Contract Value on Date of Death...................   $  20,000    $  36,000    $  25,000

c.    1 Year Ratchet Option Value.......................   $  35,000    $  36,000    $  31,000

Death Benefit is larger of a, b, and c..................   $  35,000    $  36,000    $  32,000

DATE OF DEATH IS THE 5TH CONTRACT ANNIVERSARY

                                                           EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
                                                          -----------  -----------  -----------
a.    Purchase Payments Made Prior to Death, accumulated
      at 5%.............................................   $  34,000    $  34,000    $  34,000

b.    Contract Value on Date of Death...................   $  38,000    $  38,000    $  28,000

c.    1 Year Ratchet Option Value.......................   $  38,000    $  40,000    $  33,000

Death Benefit is larger of a, b, and c..................   $  38,000    $  40,000    $  34,000

DATE OF DEATH IS THE 10TH CONTRACT ANNIVERSARY

                                                           EXAMPLE 1    EXAMPLE 2    EXAMPLE 3
                                                          -----------  -----------  -----------
a.    Purchase Payments Made Prior to Death, accumulated
      at 5%.............................................   $  36,000    $  36,000    $  36,000

b.    Contract Value on Date of Death...................   $  39,000    $  34,000    $  31,000

c.    1 Year Ratchet Option Value.......................   $  39,000    $  37,000    $  32,000

Death Benefit is larger of a, b, and c..................   $  39,000    $  37,000    $  36,000

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APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS

The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the variable account expense rate plus the total Portfolio expense rate plus The annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:

     Total Variable Account Annual Expenses         1.35%
+    Total Series Fund Operating Expenses
=    Total Expense Rate

Year 1 Beginning Policy Value = $1000.00
Year 1 Expense = $1000.00       x    =    $

Year 2 Beginning Policy Value = $
Year 2 Expense = $              x    =    $

Year 3 Beginning Policy Value = $
Year 3 Expense = $              x    =    $

So the cumulative expenses for years 1-3 for the Growth Stock Series are equal
to $    + $    + $    = $    .

If the contract is surrendered, the surrender charge is the surrender charge percentage times the purchase payment minus the 10% free withdrawal amount:

Surrender Charge Percentage x      (Initial Premium - 10% Free Withdrawal)    =   Surrender Charge
          0.05          x          ( $1000.00    -      $100.00    )          =   $45.00

So the total expense if surrendered is $    + $    = $     .

                                      C-1